UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CH ENERGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CH ENERGY GROUP, INC.
284 SOUTH AVENUE
POUGHKEEPSIE, NEW YORK  12601-4839

March 21, 2012

To the Holders of Shares of Common Stock:

I am pleased to invite you to the 2012 Annual Meeting of Shareholders of CH Energy Group, Inc. (“CH Energy Group” or the “Corporation”).

The Annual Meeting of Shareholders will be held at the offices of the Corporation in Poughkeepsie, New York, on April 24, 2012, at 10:30 AM (Eastern Time).  A Notice of Annual Meeting of Shareholders and the Proxy Statement are attached.

This invitation and the attached Notice of Annual Meeting of Shareholders and the attached Proxy Statement do NOT relate to the agreement that we announced on February 21, 2012 under which the Corporation, subject to approval by shareholders, approval by applicable regulatory authorities, and other customary closing conditions, will be acquired by Fortis, Inc. for $65 per share of common stock in cash.  In a few months you will receive a definitive proxy statement describing the proposed transaction, including the rationale of the Corporation’s Board for approving it and the transaction’s merits.  A Special Meeting of Shareholders will be held later this year to review and approve the proposed acquisition by Fortis, Inc.

The By-Laws of the Corporation provide that we hold our regular Annual Meeting of Shareholders on the last Tuesday of April each year and that regular Annual Meeting is the subject of the attached Proxy Statement.

For our regular Annual Meeting of Shareholders to be held on April 24, 2012, we request that you mark, sign, date, and mail the enclosed proxy card promptly.  Prompt return of your voted proxy will reduce the cost of further mailings.  As an alternative to returning your proxy card by mail, you can also vote your shares by using the Internet or by telephone.  Instructions on voting by either option are provided on the proxy card or the voting instruction form.  For shareholders of record, both methods of voting are available twenty-four hours a day, seven days a week, and will be accessible until 11:59 PM (Eastern Time) on April 23, 2012.  You may revoke your voted proxy in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting, or you may vote in person if you attend the meeting.

The response from our shareholders in the past to annual proxy statements has been outstanding, and this year we are once again looking forward to receiving your proxy.

You are cordially invited to attend the Annual Meeting of Shareholders in person.  It is always a pleasure for me and the other members of the Board of Directors to meet with our shareholders.  We look forward to greeting as many of you as possible at the meeting.

Steven V. Lant Chairman of the Board, President and Chief Executive Officer

CH ENERGY GROUP, INC.

284 South Avenue
Poughkeepsie, New York 12601-4839

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Holders of Shares of Common Stock:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CH Energy Group, Inc. (the “Corporation”) will be held:
TIME	10:30 AM (Eastern Time) on Tuesday, April 24, 2012
PLACE	Offices of the Corporation 284 South Avenue Poughkeepsie, New York 12601-4839
ITEMS OF BUSINESS
(1)To elect nine Directors, each to serve for a one-year term expiring in 2013;

(2)To hold an advisory (non-binding) vote to approve named executive officer compensation;

(3)To ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2012; and

(4)To act upon any other matters that may properly come before the meeting.

These items are more fully described in the following pages, which are part of this Notice.

RECORD DATE	Holders of Record of Shares of Common Stock on the close of business on March 1, 2012, are entitled to receive notice of, to attend, and to vote at, the meeting.
ANNUAL REPORT	The Annual Report to Shareholders, as combined with the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, is enclosed.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting of Shareholders.  Please MARK, SIGN, DATE, AND RETURN PROMPTLY the enclosed proxy card in the postage-paid envelope furnished for that purpose.  As an alternative to returning your proxy card by mail, you can also vote your shares by proxy by calling the toll-free number on your proxy card or by using the Internet at www.cesvote.com.  For shareholders of record, both methods of voting are available twenty-four hours a day, seven days a week, and will be accessible until 11:59 PM (Eastern Time) on April 23, 2012.  Shareholders who hold shares through a bank or broker should follow the instructions provided on their voting instruction form.  You may revoke your voted proxy in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the meeting, or you may vote in person if you attend the meeting.

By Order of the Board of Directors,
March 21, 2012	Denise D. VanBuren Corporate Secretary and Vice President – Corporate Communications

TABLE OF CONTENTS

PROXY STATEMENT

The proxy of each shareholder of record is being solicited by CH Energy Group, Inc. (“CH Energy Group” or the “Corporation”), on behalf of the Corporation’s Board of Directors, for use in connection with the Corporation’s Annual Meeting of Shareholders to be held on April 24, 2012 (the “Annual Meeting”), at the offices of the Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4839.

This proxy statement (the “Proxy Statement”) and the enclosed proxy card are being sent to the Corporation’s shareholders on or about March 21, 2012.  The mailing address of the principal executive offices of the Corporation is 284 South Avenue, Poughkeepsie, New York 12601-4839.

The Corporation is the holding company parent of Central Hudson Gas & Electric Corporation (“Central Hudson”) and of Central Hudson Enterprises Corporation (“CHEC”), and its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 24, 2012:

This Proxy Statement and the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2011, are available at www.CHEnergyGroup.com by selecting “Investor Relations,” then selecting “Financial Information,” and then selecting “Annual Reports.”

Shareholders Entitled to Vote

The record of shareholders entitled to notice of, and to vote at, the Annual Meeting was taken at the close of business on March 1, 2012.  On that date, there were 14,909,368 shares of common stock ($0.10 par value) of the Corporation (“Common Stock”) outstanding.  Each share of Common Stock is entitled to one vote.  No other class of securities is entitled to vote at the Annual Meeting.

Proxies

How You Can Vote

Shareholders of record can give a proxy to be voted at the Annual Meeting (i) by telephone, (ii) electronically, using the Internet at www.cesvote.com, or (iii) by mail.  Shareholders who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

The telephone and Internet voting procedures have been set up for shareholder convenience, and have been designed to authenticate shareholder identity, to allow shareholders to give voting instructions, and to confirm that those instructions have been recorded properly.  If shareholders of record wish to vote by proxy card, by telephone, or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card.  If shareholders vote by telephone or by the Internet or wish to vote using a paper format and return their signed proxy cards before the Annual Meeting, their shares will be voted as directed.

Whether shareholders choose to vote by telephone, electronically using the Internet, or by mail, each proxy will be voted in accordance with the shareholder’s instructions with respect to each matter properly brought before the meeting.

If you are a participant in the Central Hudson 401(k) plan, the enclosed proxy card also serves to provide Fidelity Management Trust Company (“Fidelity”) with voting instructions relative to your individual account under the 401(k) plan.  If you do not provide instructions by April 19, 2012, Fidelity will not vote the shares attributable to your account.

If shareholders do not specify on their proxy card (or when giving their proxy by telephone or by using the Internet) how they want to vote their shares, it is the intention of the persons named on the proxy card to vote:

(1)      “FOR” the election of each of the nominees for Director (Proposal No. 1),

(2)      “FOR” the proposal regarding an advisory vote to approve named executive officer compensation (Proposal No. 2), and

(3)      “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2012 (Proposal No. 3).

Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

Revocation of Proxies

A shareholder may revoke his or her proxy, at any time before it is exercised, in any of three ways:

(a)	by submitting written notice of revocation to the Corporate Secretary;

(b)	by submitting another proxy by telephone, electronically, using the Internet at www.cesvote.com, or by mail that is later dated and (if by mail) that is properly signed; or

(c)	by voting in person at the Annual Meeting.

Cost of Proxy Solicitation

The cost of preparing, printing, and mailing the notice of meeting, Proxy Statement, proxy card, and Annual Report will be borne by the Corporation.  Proxy solicitation other than by use of the mail may be made by regular employees of the Corporation by telephone and personal solicitation.  Banks, brokerage houses, custodians, nominees, and fiduciaries are requested to forward soliciting material to their principal(s) and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in that connection.  In addition, the Corporation has retained D. F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist the Corporation in the solicitation of proxies.  The fee to be paid by the Corporation to such organization in connection therewith is estimated to be $8,500, plus reasonable out-of-pocket expenses.

Shareholder and Interested Party Communications

It is the intention of the Corporation to transmit the Annual Meeting via webcast.  A link to a copy of the webcast of the Annual Meeting, which will include the remarks of the Chairman of the Board, President and Chief Executive Officer at the Annual Meeting, will be available on the Corporation’s Internet site at www.CHEnergyGroup.com.  As noted above, a copy of the Corporation’s Annual Report to Shareholders will also be available on the same Internet site.

Shareholders may obtain information relating to their own share ownership by contacting the Corporation’s Shareholder Relations Department at 845-486-5204 or by writing to the Corporation’s Shareholder Relations Department at 284 South Avenue, Poughkeepsie, New York 12601-4839.

Shareholder communications related to any aspect of the Corporation’s business are also welcome.  Space for comments is provided on the proxy card given to shareholders of record.

Shareholders may also submit written communications to the Corporation in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839.  Although all communications may not be answered on an individual basis, they do assist the Directors and management in addressing the needs of shareholders.

Each such communication received by the Corporate Secretary from a shareholder is reviewed by her to determine how it should be handled.  Not all such communications from shareholders are communicated directly to the Board of Directors.

If the subject matter of a communication from a shareholder is a concern or complaint regarding the accuracy or integrity of the Corporation’s accounting, auditing, or financial reporting, the Corporate Secretary follows the procedures established by the Board of Directors for “Receiving and Handling Concerns or Complaints Regarding Accounting, Auditing, or Financial Reporting.” These procedures, set forth in Section IV of the Corporation’s Code of Business Conduct and Ethics, which is available on the Corporation’s Internet site at www.CHEnergyGroup.com, are as follows:

The Audit Committee of the Board of Directors of CH Energy Group, Inc. has established the following procedures for persons to follow in order to communicate concerns or complaints to the Company about the accuracy and integrity of the Company’s accounting, auditing and financial reporting.

All persons are encouraged to submit good faith concerns and complaints without fear of retaliation of any kind.  The Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against any employee in the terms and condition of his or her employment because the employee has raised good faith concerns or complaints in accordance with these procedures.  If an employee wishes to do so, he or she may communicate concerns anonymously in accordance with paragraph (ii) below.

(i) Submission of Concerns and Complaints

Any person may submit a concern or complaint about accounting, internal accounting controls or auditing matters by bringing the matter directly to the attention of:

Joseph B. Koczko, Esq.
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017-4611
Phone:  212-344-5680
Fax:  212-344-6101
Email:  Joseph.Koczko@ThompsonHine.com

(ii) Anonymous Submissions By Employees

If an employee wishes to submit a concern on an anonymous basis regarding questionable accounting or auditing matters, he or she may do so by communicating in writing with Mr. Koczko at the above address.  This writing should include sufficient information and specificity to allow the Company to review the subject matter.

(iii) Treatment of Concerns and Complaints

Upon receipt of a concern or complaint, Mr. Koczko will communicate the concern or complaint to General Counsel, John E. Gould, Esq., and he and Mr. Gould will consult with the Chairman of the Audit Committee regarding the concern or complaint.  Subject to the authority of the Audit Committee, the Chairman of the Audit Committee, in consultation with Mr. Koczko and Mr. Gould, will determine how the concern or complaint should be evaluated and, if necessary, investigated by Mr. Koczko, by Mr. Gould or by such other persons as may be appropriate.

Prompt and corrective action will be taken when and as warranted in the judgment of the Audit Committee.

The Company will make every effort to maintain, within the limits allowed by law and consistent with the need to conduct an adequate review, the confidentiality of anyone submitting a concern or complaint.

(iv) Retention of Information

Mr. Koczko shall maintain a file at Thompson Hine LLP regarding each submission of a concern or complaint.  The file shall contain the original document(s) with respect to the submission of the concern or complaint, together with other documents and records regarding the evaluation, investigation and resolution of the matter.

(v) Quarterly Reporting to the Audit Committee

The Chairman of the Audit Committee shall report quarterly to the Audit Committee with respect to the status of all pending submissions of concerns or complaints concerning matters covered by these procedures.  Copies of each file will be maintained in accordance with the Company’s document retention policy.

In addition, Mr. Koczko shall prepare and maintain a written log listing each submission by date and setting forth a brief written description regarding the substance of the matter.  A copy of this log shall be provided to the Chairman of the Audit Committee and the General Counsel on a quarterly basis.

A shareholder may send a written communication to the Board of Directors or to specific individual Directors by addressing the communication to the Board of Directors or to an individual Director and submitting the communication to the Corporation in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839.  The Corporate Secretary will transmit any such communication to the Director(s) to whom it is addressed.

The Lead Independent Director of the Board of Directors, Jeffrey D. Tranen, is an independent Director and has been designated by the Board to preside at the executive sessions of the independent Directors.  If interested parties wish to make a concern known to the independent Directors, they may do so in a writing addressed to the Lead Independent Director and submitted in accordance with the procedures established by the Board of Directors for “Receiving and Handling Concerns or Complaints Regarding Accounting, Auditing, or Financial Reporting.” These procedures are set forth in Section IV of the Corporation’s Code of Business Conduct and Ethics, which is available on the Corporation’s Internet site at www.CHEnergyGroup.com, and are also set forth above.  Each such writing submitted in accordance with these procedures will be communicated directly to Mr. Tranen.

Shareholder Proposals

A shareholder who would like to have a proposal included in the Corporation’s 2013 Proxy Statement must submit the proposal so that the Corporate Secretary receives it no later than November 21, 2012.  The rules of the Securities and Exchange Commission (“SEC”) contain procedures governing shareholder proposals that may be included in a proxy statement.  In addition, the Corporation’s By-Laws must be followed.

The By-Laws require any shareholder wishing to make a nomination for Director or to introduce a proposal or other business at the Corporation’s 2013 Annual Meeting of Shareholders to give the Corporation advance written notice thereof no earlier than January 24, 2013, and no later than February 23, 2013.

A copy of the Corporation’s By-Laws may be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

CURRENT DIRECTORS

In accordance with the Corporation’s Certificate of Incorporation (the “Certificate”) each of the Directors of the Corporation are to be elected annually for a one-year term.

The current Directors of the Corporation, each of whose respective term of office expires as of the Annual Meeting of Shareholders in 2012, are listed below:

Margarita K. Dilley
Steven M. Fetter
Stanley J. Grubel
Manuel J. Iraola
E. Michel Kruse
Steven V. Lant
Edward T. Tokar
Jeffrey D. Tranen
Ernest R. Verebelyi

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors proposes the following nominees to be elected to the Board of Directors at the Annual Meeting, their terms to expire at the Annual Meeting of Shareholders to be held in 2013 or until a successor is elected and qualified.  The Board of Directors recommends a vote in favor of each such nominee:

Margarita K. Dilley
Steven M. Fetter
Stanley J. Grubel
Manuel J. Iraola
E. Michel Kruse
Steven V. Lant
Edward T. Tokar
Jeffrey D. Tranen
Ernest R. Verebelyi

Although the Board of Directors does not anticipate that the nominees will be unable to serve, should such a situation arise prior to the Annual Meeting, the proxies will be voted in accordance with the best judgment of the persons acting thereunder.  Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Vote Required for Election of Directors

The nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected.  Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NINE NOMINEES FOR DIRECTOR

Nominees for Election to the Board of Directors

CH Energy Group is governed by a nine person Board of Directors, eight of whom are independent Directors.  One Director, Steven V. Lant, is not independent because he is the President and Chief Executive Officer of the Corporation.

The Corporation views the independence and talents of its Directors as important assets of the Corporation.  The Corporation believes that the Directors are experienced individuals who are focused on achieving strong corporate performance and who are motivated to promote total shareholder return consistent with the long-term interests of its shareholders.

This emphasis on having an independent Board of Directors dates back to 1999 when CH Energy Group was formed as a holding company to own its predecessor corporation, Central Hudson, as well as other subsidiaries and investments in unregulated energy-related businesses.

Since that time, the Board has sought to diversify itself by nominating individuals for election as Directors who have worked in senior positions in a wide variety of industries and who bring perspective to the Board’s deliberations that are based on experiences throughout the United States, as well as within the Central Hudson service territory.

The Director Nomination Process section of this Proxy Statement discusses the qualifications that a person should have in order to serve on the Board of CH Energy Group.  As stated in that discussion, the Corporation seeks to have a Board comprised of individuals with diverse experience, backgrounds, and skill sets, who participate actively and regularly in the Board’s work and who consistently demonstrate objective analysis, practical wisdom, and sound judgment.

In this context, the Corporation views positively aspects of diversity such as race, gender and national origin in assessing a person’s overall qualifications to serve as a Director.  Two of the nominees, Margarita K. Dilley and Manuel J. Iraola, are of Hispanic descent.  Each was born and raised outside of the United States.  Ms. Dilley was born and raised in Nicaragua.  Mr. Iraola was born in Cuba and raised in Cuba, Colombia, and Puerto Rico.  A third nominee, E. Michel Kruse, was born and raised in Germany.

The Governance and Nominating Committee has determined that each of the individuals listed in the following table has demonstrated the integrity, independence, leadership skills, and personal attributes necessary for service on the Board of Directors.

The following table sets forth (i) the name and age of each nominee for Director of the Corporation, (ii) the principal occupation and employment of each person during the past five years, including the positions and offices with the Corporation held by each person and the period during which each has served as a Director of the Corporation, and (iii) the particular experience, qualifications, attributes, and skills that led the Board of Directors to conclude that each nominee should serve as a Director of the Corporation.  Each nominee is currently serving as a Director of the Corporation.

		Principal Occupation and	Qualifications That Led the Board
		Business Experience During	to Conclude This Person Should
Name and Age (1)		the Past Five Years (1)	Serve as a Director

Steven V. Lant	55
Chairman of the Board, President and Chief Executive Officer of the Corporation; Chairman of the Board and Chief Executive Officer of Central Hudson; Chairman of the Board, President and Chief Executive Officer of CHEC, 2004-present; Director of the Corporation, Central Hudson, and CHEC.

Mr. Lant has been a Director since 2002.

Mr. Lant started working with Central Hudson in the Cost and Rate Department in 1980, and he was steadily promoted until he reached his current position in 2004. He is an economist by training, and he has previously served as Chief Operating Officer and as Chief Financial Officer of the Corporation. He is thoroughly familiar with the finances and operations of CH Energy Group, Central Hudson, and CHEC. Having lived in the Hudson Valley for 30 years, Mr. Lant is also thoroughly familiar with the Central Hudson service territory. Mr. Lant’s financial expertise, thorough understanding of the businesses of the Corporation, including long experience with the regulatory environment in which Central Hudson operates, and his lengthy experience in the Hudson Valley, all serve to enable him to serve meaningfully and effectively on our Board.

Margarita K. Dilley	54
Consultant; Vice President, Chief Financial Officer, and Director of Astrolink International LLC, 1998-2004; Director of Strategy & Corporate Development and Treasurer of INTELSAT, 1992-1998; Treasurer, COMSAT Corporation, 1987-1992.

Ms. Dilley has been a Director since 2004.

Ms. Dilley has in-depth experience with strategic planning, financial management, and corporate governance. She has served as Vice President, Chief Financial Officer, and a member of the Board of Directors of Astrolink International, LLC, (a satellite telecommunications company) as well as Director of Strategy & Corporate Development and Treasurer of INTELSAT, and as Treasurer and Director of Finance of COMSAT.  Ms. Dilley’s financial expertise and her extensive business experience in a highly competitive industry enables her to serve meaningfully and effectively on our Board. In nominating Ms. Dilley, the Governance and Nominating Committee also gave positive consideration to her qualification to serve as an “audit committee financial expert.”

(1)           Based on information furnished to the Corporation as of December 31, 2011.  The ages of the Directors are as of the date of this Proxy Statement.

		Principal Occupation and	Qualifications That Led the Board
		Business Experience During	to Conclude This Person Should
Name and Age (1)		the Past Five Years (1)	Serve as a Director

Steven M. Fetter	60
President, Regulation UnFettered, a consulting firm, 2002-present; Group Head and Managing Director, Global Power Group, Fitch Ratings, 1998-2002; Chairman and Commissioner of the Michigan Public Service Commission, 1987-1993; Acting Associate Deputy Under Secretary of Labor, U.S. Department of Labor, 1987; Majority General Counsel, Michigan State Senate, 1984-1985.

Mr. Fetter has been a Director since 2002.

Mr. Fetter has extensive experience in connection with the regulated utility industry, having served as the Chairman of the Michigan Public Service Commission and as a Managing Director of the Global Power Group within Fitch Ratings. He currently serves as President of Regulation UnFettered, a consulting firm specializing in matters relating to the regulation of electric and natural gas utilities. Mr. Fetter’s extensive experience in the energy industry enables him to serve meaningfully and effectively on our Board.

Stanley J. Grubel	70
Consultant; Director, Asyst Technologies, Inc., 1997-2009; Vice President and General Manager, Philips Semiconductor Manufacturing, Inc., 2000-2001; Chief Executive Officer, MiCRUS, 1995-2000.

Mr. Grubel has been a Director since 1999.

Mr. Grubel previously served as the Chief Executive Officer of MiCRUS, an advanced semiconductor manufacturing company employing approximately 1,300 employees in the Central Hudson service territory. Mr. Grubel also served as a Director of the New York Business Council and as Chair of the Marist College School of Management’s Advisory Council. Mr. Grubel’s management experience in a highly competitive industry, his business experience within the Central Hudson service territory, and his experience as the leader of a major customer of Central Hudson enable him to serve meaningfully and effectively on our Board.

Manuel J. Iraola	64
Chairman, President and Chief Executive Officer, The Aloaris Group, a consulting and investment firm, 2002-present; Chairman and Chief Executive Officer, Homexperts, Inc. (d/b/a Homekeys), a real estate services company, 2005-present; Director, Schweitzer-Mauduit International, Inc., 2005-2007; President, Phelps Dodge Industries, 1995-2002; Director, Phelps Dodge Corporation, 1997-2002.

Mr. Iraola has been a Director since 2006.

Mr. Iraola serves as the President and Chief Executive Officer of the Aloaris Group, a consulting and investment firm based in Miami, Florida. He previously served as the President of Phelps Dodge Industries and as a Senior Vice President and Chief Financial Officer of the Columbian Chemicals Company. Mr. Iraola’s financial expertise and his executive experience with complex business operations enable him to serve meaningfully and effectively on our Board.

(1)           Based on information furnished to the Corporation as of December 31, 2011.  The ages of the Directors are as of the date of this Proxy Statement.

		Principal Occupation and	Qualifications That Led the Board
		Business Experience During	to Conclude This Person Should
Name and Age (1)		the Past Five Years (1)	Serve as a Director

E. Michel Kruse	68
Retired; Chairman and Senior Advisor-Financial Institutions Group of UBS Warburg, 2000-2002; Chief Executive of BHF-Bank AG, 1997-1999; Chief Financial Officer and Vice Chairman of the Board of The Chase Manhattan Corporation, 1992-1996.

Mr. Kruse has been a Director since 2002.

Mr. Kruse has in-depth experience with strategic planning, financial management, and corporate governance. His responsibilities at Chase included being in charge of all finance and risk assessment functions of the bank, as well as overseeing the bank’s financing of a portfolio of public utilities in the United States. Mr. Kruse’s financial expertise, his knowledge of utility finances, and his extensive experience in managing risk enable him to serve meaningfully and effectively on our Board. In nominating Mr. Kruse, the Governance and Nominating Committee also gave positive consideration to his qualification to serve as an “audit committee financial expert.”

Edward T. Tokar	64
Senior Managing Director of Investments, Beacon Trust Company, 2004-present, Vice President-Investments and Corporate Officer, Honeywell International, Inc. and predecessor companies, including Chief Executive Officer, Allied Capital Management, LLC, 1977-2004; Trustee, the Gabelli Dividend and Income Trust, 2003-present; Trustee, the Gabelli Global Deal Fund, 2006-present; Director, Teton Advisors, Inc., 2008-2010; Director, DB Hedge Strategies Fund LLC, 2002-2007; Director, Topiary Fund for Benefit Plan Investors LLC, 2004-2007.

Mr. Tokar has been a Director since 2009.

Mr. Tokar serves as a Senior Managing Director of the Beacon Trust Company (trust services), having previously served as the Chief Executive Officer of Allied Capital Management, LLC (a wholly owned subsidiary of Honeywell International Inc.). Mr. Tokar was responsible for Honeywell’s investment management program for employee benefit fund assets totaling $18 billion worldwide. Mr. Tokar is a Certified Public Accountant and he also led the Finance Division at the National Rural Electric Cooperative Association in Washington, D.C. Mr. Tokar’s financial expertise and extensive experience in assessing and managing investments enable him to serve meaningfully and effectively on our Board.

(1)           Based on information furnished to the Corporation as of December 31, 2011.  The ages of the Directors are as of the date of this Proxy Statement.

		Principal Occupation and	Qualifications That Led the Board
		Business Experience During	to Conclude This Person Should
Name and Age (1)		the Past Five Years (1)	Serve as a Director

Jeffrey D. Tranen	65
Senior Vice President, Compass Lexecon (an FTI Company), a consulting firm, 2000-present; Director, Doble Engineering Company, 1998-2007; Director, Oglethorpe Power Corporation, 2000-2004; Director, Earthfirst Technologies Incorporated, 2001-2002; President and Chief Operating Officer, Sithe Northeast Inc., 1999-2000; President and Chief Executive Officer, California Independent System Operator, 1997-1999; President, New England Power Company, 1993-1997.

Mr. Tranen has been a Director since 2004.

Mr. Tranen is currently a Senior Vice President of Compass Lexecon (a consulting firm), having previously served as President of the New England Power Company, President and Chief Executive Officer of the California Independent System Operator, and as President and Chief Operating Officer of Sithe Northeast, Inc., where he was responsible for acquiring and overseeing generating assets totaling 8000 megawatts. Mr. Tranen’s extensive operating and management experience in the regulated and unregulated energy industries enable him to serve meaningfully and effectively on our Board.

Ernest R. Verebelyi	64
Retired; Non-executive Chairman, 2005-present, and Director, 2003- present, Columbus McKinnon Corporation, an industrial manufacturing company; President- Americas, Terex Corporation, 2001-2002; President-Americas and Mining, Terex Corporation, 2001.

Mr. Verebelyi has been a Director since 2006.

Mr. Verebelyi currently serves as the Non-executive Chairman of Columbus McKinnon Corporation, an international publicly owned manufacturer of industrial equipment based in Amherst, N.Y. and listed on NASDAQ. Mr. Verebelyi previously served as President-Americas of the Terex Corporation, as Executive Vice President of Operations, General Signal Corporation, and as Executive Vice President-Special Products Division of the Emerson Electric Company. Mr. Verebelyi’s involvement in the governance of a public company and his executive experience with complex business operations enable him to serve meaningfully and effectively on our Board.

(1)           Based on information furnished to the Corporation as of December 31, 2011.  The ages of the Directors are as of the date of this Proxy Statement.

GOVERNANCE OF THE CORPORATION

The Board of Directors held 7 meetings and the Committees of the Board of Directors held a total of 22 meetings during 2011.  During this period, each of the Corporation’s Directors attended no fewer than 90% of the aggregate number of meetings of the Board and Committees on which he or she served.  All Directors serving on each of the Audit Committee, Compensation Committee, Governance and Nominating Committee and the Strategy and Finance Committee attended all of their respective Committee meetings in 2011.

The Board of Directors has adopted statements of governance principles set forth in a document entitled “Corporate Governance.” Section I of this document sets forth the Corporation’s statement of “Our Principles and Culture.” Section II of this document sets forth the Corporation’s statement of “Our Governance Guidelines.” The entire document is available on the Corporation’s Internet site at www.CHEnergyGroup.com.  A copy of the Corporation’s governance principles may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Director Independence

The Board of Directors makes determinations regarding whether individual Directors are “independent” for purposes of applicable corporate governance rules promulgated by the SEC and New York Stock Exchange (“NYSE”) listing standards based on all relevant facts and circumstances.  To be considered “independent” for purposes of the Director qualification standards, the Board must affirmatively determine that the Director has no material relationship with the Corporation, directly or as an officer, shareholder, or partner of an organization that has a relationship with the Corporation.  The Board broadly considers all relevant facts and circumstances.  In this connection, the Board applies the following standards:

•	In no event will a Director be considered “independent” if:

(A)	within the preceding three years:

(i)	the Director was employed by the Corporation;

(ii)	any member of the Director’s immediate family was employed by the Corporation as an executive officer;

(iii)
the Director or any member of his or her immediate family received more than $120,000 during a twelve-month period within the last three years in direct compensation from the Corporation (other than Director’s fees and pension or other forms of deferred compensation for prior service with the Corporation); or

(iv)
an executive officer of the Corporation was on the Compensation Committee of the Board of Directors of an entity that employed either the Director or any member of his or her immediate family as an executive officer; or

(B)	(i)	the Director or any member of his or her immediate family is a current partner of a firm that is the Corporation’s internal or external auditor;

(ii)	the Director is a current employee of such a firm;

(iii)	any member of the immediate family of the Director is a current employee of such a firm and participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or

(iv)
the Director or any member of his or her immediate family was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit within that time; or

(C)
the Director is a current employee, or an immediate family member of the Director is a current executive officer, of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues.

In addition, the following standards identify categories of relationships that will not be considered as material relationships that would impair a Director’s independence:

•	Transactions between the Corporation and another entity with which a Director or a member of a Director’s immediate family is affiliated:

(i)	if the transactions occurred more than three years prior to the determination of independence, or

(ii)	if the transactions occur in the ordinary course of business and are consistent with other arm’s length transactions in which the Corporation has engaged with third parties, unless

(a)
the Director is a current employee, executive officer, director, or owner of 5% or more of the voting stock of the other entity, or a member of the Director’s immediate family is a current employee, executive officer, director, or owner of 5% or more of the voting stock of the other entity, and

(b)	such transactions represent, in any of the last three fiscal years, more than the greater of $1 million or 2% of the other entity’s consolidated gross revenues; and

•	Discretionary charitable contributions by the Corporation to non-profit entities with which a Director or a member of the Director’s immediate family is affiliated, if such contributions:

(i)	occurred more than three years prior to the determination of independence, or

(ii)	are consistent with the Corporation’s philanthropic practices, unless

(a)	the Director or family member is a current executive officer, director, or trustee of the entity, and

(b)	the Corporation’s contributions represent, in any of the last three fiscal years, more than the greater of $1 million or 2% of such entity’s consolidated gross revenues.

Annually, the Board will review all relationships between the Corporation and its Directors, including but not limited to commercial and charitable relationships, to determine whether Directors are independent under the standards described above.  For relationships not qualifying as immaterial under the categorical standards listed above, the determination of whether the relationship is material, and therefore whether the Director is independent, shall be made by the Directors who satisfy the above independence guidelines.  The Corporation will explain in its next proxy statement the basis for any Board determination that a relationship was not material despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

An Audit Committee member may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board Committee, (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary other than compensation under a retirement plan (including deferred compensation) for prior service with the Corporation or any subsidiary (provided that the compensation is not contingent in any way on continued service), or (ii) be an affiliated person of the Corporation or any subsidiary.

As a result of its annual review, the Board has determined that all of the Directors are independent, with the exception of Steven V. Lant.  Mr. Lant is not independent because he is an executive officer of the Corporation.

In 2011, only independent Directors served on the four standing Committees of the Board of Directors.

Committees of the Board of Directors

The Board of Directors of the Corporation has established four standing Committees, consisting of the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Strategy and Finance Committee.  These Committees are described below.  Although permitted by the By-Laws, the Board of Directors has not appointed an Executive Committee.

Audit Committee

The members of the Audit Committee are Margarita K. Dilley, Steven M. Fetter, Stanley J. Grubel, and E. Michel Kruse.  Ms. Dilley is the Chair of the Audit Committee.  The Audit Committee met 10 times in 2011.

The Board of Directors has determined that each of these Committee members meets the NYSE listing standards and the Corporation’s categorical standards for independence.  The Board of Directors has also determined that each of the Committee members are financially literate in accordance with the NYSE listing standards.

The Board of Directors has determined that Ms. Dilley meets the SEC criteria for an “audit committee financial expert” and the NYSE standard of having accounting or related financial management expertise.  Ms. Dilley’s extensive background and experience includes having served as the Chief Financial Officer of Astrolink International LLC.

The functions of the Audit Committee are to assist the Board of Directors in its oversight of (a) the accounting and financial reporting processes of the Corporation and (b) the auditing of the financial statements of the Corporation; these functions are further discussed in the Report of the Audit Committee, which is set forth beginning on page 17 of this Proxy Statement.

The Audit Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee.  A copy of the Charter is available on the Corporation’s Internet site at www.CHEnergyGroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Compensation Committee

The members of the Compensation Committee are Stanley J. Grubel, Manuel J. Iraola, Edward T. Tokar, and Ernest R. Verebelyi.  Mr. Grubel is the Chair of the Compensation Committee.  The Compensation Committee met 5 times in 2011.

The Board of Directors has determined that each of these Committee members meets the NYSE listing standards and the Corporation’s categorical standards for independence.

The functions and scope of authority of the Compensation Committee are to (a) assist the Board of Directors in its oversight of (i) the executive compensation and benefits program of the Corporation, (ii) the compensation program for Directors of the Corporation, and (iii) succession planning for officer positions of the Corporation; (b) review and approve goals and objectives relevant to the Chief Executive Officer’s compensation, and evaluate the Chief Executive Officer’s performance in light of those goals and objectives; (c) administer the Short-Term Incentive Plan and the Long-Term Equity Incentive Plan of the Corporation; and (d) provide, in accordance with the rules of the SEC, an annual “Compensation Committee Report” for inclusion in the Corporation’s annual proxy statement.

The Compensation Committee retained Pay Governance LLC (“Pay Governance”) to advise it on the form and amounts of Director and executive compensation in 2011.  Pay Governance reported directly to the Compensation Committee and served at the sole pleasure of the Committee.  Pay Governance provided no services to CH Energy Group other than services that were requested by the Committee.  Pay Governance provided market survey data and advice on the competitiveness of the compensation packages of our Directors and executive officers.

In addition to information and advice received from Pay Governance, the Compensation Committee considers input and recommendations from Mr. Lant, who attends the Compensation Committee meetings.  Specifically, as part of the annual compensation planning process, Mr. Lant: (i) performs an annual evaluation of the performance of each of the other executive officers and provides recommendations to the Committee concerning base salary adjustments for each of them; (ii) provides recommendations to the Committee for performance objectives, along with their relative weightings, under the Short-Term Incentive and Long-Term Equity Incentive programs for the coming year; and (iii) provides the Committee with an assessment of the extent to which individual performance objectives for the previous year have been achieved, and whether discretionary bonuses should be granted.  In its discretion, the Compensation Committee holds executive session portions of its meetings for the purpose of fostering open communications among the Committee members with respect to carrying out its duties.  Mr. Lant does not participate in the executive session portions of the Committee meetings.

For additional information about the role and activities of the Compensation Committee, please refer to the “Executive Compensation” section of this Proxy Statement on page 22.

The Compensation Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee.  The Charter provides that the Committee may not delegate its authority.  A copy of the Charter is available on the Corporation’s Internet site at www.CHEnergyGroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Governance and Nominating Committee

The members of the Governance and Nominating Committee are Steven M. Fetter, Margarita K. Dilley, Jeffrey D. Tranen, and Ernest R. Verebelyi.  Mr. Fetter is the Chair of the Governance and Nominating Committee.  The Governance and Nominating Committee met 4 times in 2011.

The Board of Directors has determined that each of these Committee members meets the NYSE listing standards and the Corporation’s categorical standards for independence.

The function of the Governance and Nominating Committee is to assist the Board of Directors in (a) organizing itself to effectively carry out its responsibilities and (b) nominating for election to the Board persons who have experience, backgrounds, and skills appropriate for the current needs of the Corporation.

The Governance and Nominating Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee.  A copy of the Charter is available on the Corporation’s Internet site at www.CHEnergyGroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Strategy and Finance Committee

The members of the Strategy and Finance Committee are E. Michel Kruse, Manuel J. Iraola, Edward T. Tokar, and Jeffrey D. Tranen.  Mr. Kruse is the Chair of the Strategy and Finance Committee.  The Strategy and Finance Committee met 3 times in 2011.

The function of the Strategy and Finance Committee is to assist the Board of Directors in its oversight of the Corporation’s strategic direction, business and financial planning, financing policies, and consistent implementation of business plans.

The Strategy and Finance Committee operates under a written Charter which sets out the functions, responsibilities, and scope of authority of this Committee.  A copy of the Charter is available on the Corporation’s Internet site at www.CHEnergyGroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

Director Nomination Process

The Governance and Nominating Committee of the Board of Directors is responsible for identifying, evaluating, and recommending to the Board nominees for election as Directors of the Corporation.

The Governance and Nominating Committee seeks to nominate persons for election to the Board of Directors who have experience, backgrounds, and skills appropriate for the current and anticipated future needs of the Corporation.  In carrying out the nomination process, the Governance and Nominating Committee works to identify potential candidates and welcomes recommendations from other members of the Board, members of management, shareholders, and other interested persons.  From time to time, the Governance and Nominating Committee also may retain a professional search firm to assist in identifying and evaluating candidates; the Board did not do so in 2011.

On an annual basis, the Governance and Nominating Committee reviews the current size, composition, and organization of the Board and of its Committees, determines future needs, and makes recommendations to the Board as appropriate.

The Governance and Nominating Committee evaluates Director candidates, including incumbent Directors, and seeks to recommend nominees who would strengthen the Board and fill needs for particular skills or attributes among the Directors.

This evaluation is performed in the context of Board-approved “Criteria for Selecting New Directors” and of Sections 2, 3, 4, and 5 of the Corporation’s Governance Guidelines.  These Sections of the Governance Guidelines relate to the functions of the Board, the responsibilities and duties of Directors, the desired qualifications of Directors, and the requirement that a majority of Directors be independent in accordance with the Listed Company Manual of the NYSE.  The Corporation’s “Criteria for Selecting New Directors” and its Governance Guidelines are available on the Corporation’s Internet site at www.CHEnergyGroup.com and may also be obtained by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.  All potential candidates, including persons recommended by security holders, are evaluated in the same manner and according to the same standards.

The Governance and Nominating Committee believes that all Directors should have the following qualifications.  They should be competent persons of honesty and integrity, and should have a reputation for high standards and values in their professional and personal activities.  They should have several years of successful high-level executive experience in a significant for-profit business entity during which they were responsible for strategic decisions that integrated relevant operational, technological, marketing, financial, human resources, and/or organizational development considerations.  They also should possess communication and interpersonal skills appropriate for constructive discussions at the Board level.  The Corporation seeks to have a Board comprised of individuals with diverse experience, backgrounds, and skill sets, who participate actively and regularly in the Board’s work, and who consistently demonstrate objective analysis, practical wisdom and sound judgment.  Subject to consideration of all relevant facts, the Corporation views a person’s service on the boards of more than two other significant for-profit or not-for-profit entities as being inconsistent with the person’s ability to discharge the duties of an independent Director of the Corporation.

The Governance and Nominating Committee also believes that a candidate for election as a Director should have professional skills that complement the skills of existing Board members.  The Committee seeks Directors who add strength in areas that are important to the Corporation’s long-term success and who also possess skills that are appropriate for the perceived current needs of the Board.  The Committee seeks individuals with demonstrated leadership abilities, including the ability to work with people and build consensus, the ability to learn and listen with an open mind, the ability to engage in constructive discussion, the ability to disagree with others in a manner that adds substance, the fortitude to make tough decisions, and the fortitude to endure private and public criticism.  As a matter of policy, the Committee will not consider a person as qualified for service on the Board if he or she is currently serving as an executive of an entity with significant operations in the energy or utility industry sectors.

When the Governance and Nominating Committee identifies a candidate that merits in-depth consideration, the Committee invites the Chairman of the Board, President and Chief Executive Officer to assess the person’s qualifications and to discuss his views about the person with the Committee; this assessment may involve the Chairman of the Board, President and Chief Executive Officer meeting with the person.

When a candidate is identified by the Governance and Nominating Committee as a potential nominee for election as a new Director of the Corporation, at least two members of the Governance and Nominating Committee meet with the person in face-to-face interviews.  Subsequently, the Governance and Nominating Committee meets to discuss and consider each candidate’s qualifications and then chooses, by majority vote of the Committee members, the persons it wishes to recommend to the Board as nominees for election as Directors of the Corporation.

A shareholder wishing to recommend a person for consideration as a potential candidate for election to the Board of Directors may do so by sending a written communication to the Governance and Nominating Committee in care of the Corporate Secretary at 284 South Avenue, Poughkeepsie, New York 12601-4839.  The submission to the Governance and Nominating Committee must include (a) a written statement signed by the potential candidate confirming that he or she wishes to be considered as a candidate and would be willing and able to serve as a Director if elected and (b) a writing signed by the shareholder that includes sufficient information and specificity to (i) enable the Governance and Nominating Committee to confirm the writer’s status as a shareholder of the Corporation and (ii) allow the Governance and Nominating Committee to evaluate the potential candidate in the context of the Corporation’s “Criteria for Selecting New Directors” and its Governance Guidelines.

Board Member Attendance at Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders, and it is the practice of the Corporation to introduce each Director at the Annual Meeting of Shareholders.  Each of the members of the Corporation’s Board of Directors attended the 2011 Annual Meeting of Shareholders.

The Board’s Leadership Structure

The leadership responsibilities of the Board are shared among the Chairs of the Board’s four standing Committees, our Lead Independent Director and our Chairman of the Board.  This structure has been developed over the past decade based on the recommendations of our Governance and Nominating Committee and on the decisions of our full Board – which is comprised of eight independent Directors and a single management Director.  The single management Director of the Board is Steven V. Lant, who serves as the Chief Executive Officer and the Chairman of the Board.

The governance processes and the decisions of the Board are managed and controlled by the independent Directors.  All members of the four standing Committees of the Board are independent Directors.  Mr. Lant is invited to attend Committee meetings, but he does not have a vote on any Committee matter.

The Lead Independent Director is elected each year for a one-year term.  Under the Corporation’s Governance Guidelines, a Director may not be elected to serve more than two consecutive terms as Lead Independent Director, and a Director who has served two consecutive terms may not serve again as Lead Independent Director until at least three years have elapsed since his or her last service as Lead Independent Director.  The Board established the role of Lead Independent Director on February 10, 2006.  Since that date, the role has been filled by four different independent Directors, the first of whom retired from the Board at the 2006 Annual Meeting of Shareholders and the second and third of whom held the Lead Independent Director role for two consecutive one-year terms.  Mr. Tranen, the current Lead Independent Director, is serving his second term.

The Lead Independent Director presides at executive session meetings of our independent Directors.  These executive session meetings are held at the end of each regularly scheduled meeting of the Board, and they enable our independent Directors to discuss in private the effectiveness of management, the quality of Board and Committee meetings, and other issues and concerns facing the Corporation and the Board.

The Lead Independent Director consults with the Chairman of the Board and Chief Executive Officer (a) at the beginning of each year regarding a schedule of items to be discussed by the Board during the year, and (b) in advance of each Board meeting regarding the agenda for the upcoming meeting.  He also informs the Chairman of the Board and Chief Executive Officer, subject to the discretion of the independent Directors, about the substance of the discussions that took place during each executive session meeting of the independent Directors.

The Board believes this governance structure is working well, and is appropriate for our Corporation.  The Chairman of the Board and Chief Executive Officer is kept well informed about the thinking of the independent Directors, and he keeps the independent Directors well informed about the financial, operating, and strategic issues facing management.  The Lead Independent Director acts as a liaison between and among the independent Directors, and between the independent Directors and the Chairman and Chief Executive Officer.  The Lead Independent Director and the Chairman and Chief Executive Officer consult with each other during periods between Board meetings on issues that arise from time to time, and they work together to achieve alignment between management and the Board.

The Board believes that the Corporation benefits from combining the positions of Chief Executive Officer and Chairman of the Board.  With eight of nine Directors being independent, and with an active and involved Lead Independent Director, the Board believes it is helpful for the Chief Executive Officer to also be Chairman of the Board.  It provides the Chief Executive Officer with a status on our Board that we believe enhances his or her ability to communicate the concerns, opinions, and recommendations of management.  The Board also believes it is more effective and efficient for our management Chairman to be responsible for gathering, producing, and transmitting materials to the Directors with respect to matters about which the Directors wish to be informed, and with respect to matters about which management wishes to inform the Directors.

The Board’s Role in the Oversight of Risk

The Board recognizes that CH Energy Group and its subsidiaries are exposed to a number of strategic, operational, and financial risks that can affect the Corporation’s earnings, cash flow, and ability to provide value to its shareholders and reliable service to the customers of its subsidiaries.  The Audit Committee of the Board of Directors is responsible for overseeing the policies of the Corporation with respect to risk assessment and risk management.  At the direction of the Audit Committee and in consultation with the full Board, the Chairman of the Board, President and Chief Executive Officer of the Corporation has appointed an Enterprise Risk Management Committee.  The Enterprise Risk Management Committee is comprised of senior members of management, and is chaired by Christopher M. Capone, an Executive Vice President and the Chief Financial Officer of the Corporation.

The Enterprise Risk Management Committee is charged with providing strategic direction for the on-going assessment and management of the strategic, operational, and financial risks throughout CH Energy Group and its subsidiaries.  The Committee is responsible for the development and monitoring of risk management policies to identify risks and to manage risks through associated controls and risk management/mitigation procedures.

The Enterprise Risk Management Committee reports regularly, and not less frequently than annually, to the Audit Committee.  In addition, the Enterprise Risk Management Committee periodically conducts a full review and update of its assessment of the risks facing the Corporation, and in consultation with the Audit Committee, presents the updated assessment to the full Board for its review and approval.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Stanley J. Grubel, Manuel J. Iraola, Edward T. Tokar, and Ernest R. Verebelyi.  No current member of the Compensation Committee, each of whom is listed under the “Compensation Committee Report” on page 44 of this Proxy Statement, was at any time during fiscal 2011 or at any other time an officer or employee of CH Energy Group.  None of these individuals have, or have had, any relationship with the Corporation that would require disclosure under Item 404 of Regulation S-K, and none of the Corporation’s executive officers during fiscal year 2011 served on the Compensation Committee or on any compensation committee (or an equivalent committee) or any board of directors of another entity whose executive officer(s) served on the Corporation’s Compensation Committee or the Board of the Corporation or any of its subsidiaries.

Code of Business Conduct and Ethics

The Corporation has a Code of Business Conduct and Ethics that sets forth the commitment of the Corporation to conduct its business in accordance with the highest ethical standards and all applicable laws, rules, and regulations.  The Code of Business Conduct and Ethics, adopted by the Board of Directors, states the guiding principles by which the Corporation operates and conducts its daily business with its shareholders, customers, suppliers, government authorities, and employees.  These principles apply to all Directors, officers, and employees.

Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

Section II of the Code of Business Conduct and Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, constitutes the Corporation’s Code of Ethics for Senior Financial Officers.  This section, in conjunction with the remainder of the Code of Business Conduct and Ethics, is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  A copy of the Code of Business Conduct and Ethics is available on the Corporation’s Internet site at www.CHEnergyGroup.com.  A copy of the Corporation’s Code of Business Conduct and Ethics may also be obtained free of charge by writing to the Corporate Secretary, CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York 12601-4839.

If the Corporation’s Board of Directors amends Section II of the Code of Business Conduct and Ethics or grants any waiver to Section II of the Code of Business Conduct and Ethics, which waiver relates to issues concerning actual or apparent conflicts of interest, disclosures in the Corporation’s SEC filings or public communications, compliance with laws, rules, or regulations, or internal compliance with the Code of Business Conduct and Ethics within the Corporation, the Corporation will post such information on its Internet site at www.CHEnergyGroup.com.

Review, Approval, or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy and written procedures for the review, approval, or ratification of transactions involving the Corporation and “related persons” (i.e., Directors and their immediate family members, executive officers and their immediate family members, and shareholders owning five percent or more of the Corporation’s outstanding Common Stock).  The policy and procedures cover any related person transaction that exceeds the minimum threshold for disclosure in our annual proxy statement under the relevant rules of the SEC (generally, a transaction involving an amount in excess of $120,000, or a series of transactions involving an aggregate amount in excess of $120,000 in any calendar year, in which a related person has a direct or indirect material interest, and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC).  Such a covered related person transaction is hereinafter referred to as a “Related Person Transaction.”

Policy

The Governance and Nominating Committee, which consists solely of independent Directors, must review all Related Person Transactions.  The Governance and Nominating Committee will approve a Related Person Transaction only if it determines that the Related Person Transaction is consistent with the business interests of the Corporation.  In considering the Related Person Transaction, the Committee will consider all relevant factors, including as applicable:  (i) the Corporation’s business rationale for entering into the Related Person Transaction; (ii) whether the Related Person Transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iii) the potential for the Related Person Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (iv) the overall fairness of the Related Person Transaction to the Corporation.

Procedures

Directors and executive officers are responsible for bringing a potential Related Person Transaction to the attention of the Chairman of the Board, President and Chief Executive Officer or to the attention of the Chair of the Governance and Nominating Committee.

The Chairman of the Board, President and Chief Executive Officer and the Chair of the Governance and Nominating Committee shall jointly determine (or, if either is involved in the Related Person Transaction, the other shall determine in consultation with the Lead Independent Director) whether the matter is a Related Person Transaction that should be considered by the Governance and Nominating Committee.  If a Director is involved in the Related Person Transaction, he or she shall be recused from all discussions and decisions about the Related Person Transaction.  The Related Person Transaction should be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of Directors who have no material relationship with the Corporation (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation) and meet the NYSE listing standards and the Corporation’s categorical standards for independence.

The Audit Committee appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Corporation’s independent public accountants for 2011 (the “Independent Accountants”).

In performing its duties, the Audit Committee: (i) reviews the scope of the audit by the Corporation’s Independent Accountants, PricewaterhouseCoopers LLP, and related matters pertaining to the examination of the financial statements; (ii) reviews and evaluates, at least once a year, the qualifications, independence, and performance of the Independent Accountants (which includes an evaluation of the lead partner of the Independent Accountants); (iii) examines the adequacy of the Corporation’s internal control over financial reporting and the Corporation’s and its subsidiary companies’ internal audit activities; (iv) reviews the nature and extent of audit and non-audit services and pre-approves such services provided by the Corporation’s Independent Accountants; (v) consults at least three times a year with the Independent Accountants regarding financial issues; (vi) makes recommendations to the Board of Directors on the foregoing matters as well as on the appointment of the Corporation’s Independent Accountants; (vii) meets regularly with the Corporation’s Internal Auditing Manager and Vice President – Accounting and Controller; and (viii) reviews quarterly and annual financial statements and earnings releases filed with the SEC.

In 2011, the Audit Committee met with management periodically during the year to consider the adequacy of the Corporation’s internal control over financial reporting and the objectivity of its financial reporting.  The Audit Committee discussed these matters with the Corporation’s Independent Accountants and with the appropriate financial personnel and internal auditors of the Corporation.  The Audit Committee also discussed with the Corporation’s senior management and Independent Accountants the process used for certifications by the Corporation’s Chief Executive Officer and the Chief Financial Officer, which certifications are required for certain of the Corporation’s filings with the SEC.

The Audit Committee also met privately at its regular meetings with both the Independent Accountants and the Internal Auditing Manager, as well as with the Vice President – Accounting and Controller.

For 2011, the Audit Committee has:

1.	reviewed and discussed the audited financial statements with management;

2.
discussed with the Independent Accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional standards, Vol.1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T);

3.
received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and has discussed with the Independent Accountant the Independent Accountant’s independence; and

4.	received the reports of the Chief Executive Officer and the Chief Financial Officer relating to their evaluation of the Corporation’s internal control over financial reporting.

Based on the review and discussions referred to above and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Corporation’s Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

The Audit Committee:

Margarita K. Dilley, Chair
Steven M. Fetter
Stanley J. Grubel
E. Michel Kruse

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation’s independent public accountants for 2012.  Although shareholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give shareholders an opportunity to ratify this selection.  If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting.  The representatives of PricewaterhouseCoopers LLP will be given the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Information on fees billed by PricewaterhouseCoopers LLP to the Corporation during 2010 and 2011 is provided below:

Principal Accountant Fees and Services

PricewaterhouseCoopers LLP	2011	2010
Audit Fees	$1,043,158	$1,057,732
Tax Fees
Includes review of consolidated federal and state income tax returns and tax research	$29,300	$22,200
All Other Fees
Includes consulting services	$60,600	$313,274
TOTAL	$1,133,058	$1,393,206

The Audit Committee also concluded that the provision of services for which fees were paid under the captions “Tax Fees” and “All Other Fees” were compatible with the maintenance of the Independent Accountants’ independence.

The Audit Committee has adopted guidelines regarding pre-approval of the services to be provided by the Independent Accountants.  These guidelines require that the Audit Committee review and approve, prior to the start of the fiscal year, (i) an engagement letter for audit services from the Independent Accountants, outlining the scope of the audit services to be provided during the next fiscal year and including a fee proposal for such services, and (ii) a list of, and a budget for, non-audit services that management recommends be provided by the Independent Accountants during the next fiscal year.

Management and the Independent Accountants confirmed that the recommended non-audit services were permissible under all applicable requirements.  The Corporation has adopted a list of specific audit and non-audit services that may be provided by the Independent Accountants.

If the scope or cost of the audit or non-audit services requires changes during the fiscal year, the Audit Committee’s procedures enable the Chair of the Audit Committee to approve such changes, up to certain dollar limits, and to report on any such changes at the next Audit Committee meeting.  The Corporation’s Vice President – Accounting and Controller is responsible for tracking all Independent Accountant fees against the budgets for audit and non-audit services and reporting on such budget issues at least annually to the Audit Committee.

In 2011, the Audit Committee approved all of the fees set forth in the table above under the captions “Tax Fees” and “All Other Fees.”

BENEFICIAL OWNERSHIP

The following table lists the number of shares of equity securities of the Corporation beneficially owned by each of the Directors, by each Named Executive Officer listed in the Summary Compensation Table included under the caption “Executive Compensation,” by beneficial owners of more than 5% of the Corporation’s Common Stock, and by all Directors and executive officers of the Corporation as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of the Corporation’s Common Stock (1)(2)	Percentage of the Corporation’s Common Stock (3)
Margarita K. Dilley (9)	0	Less than 1%
Steven M. Fetter (9)	5,618	Less than 1%
Stanley J. Grubel (2)(9)	3,319	Less than 1%
Manuel J. Iraola (9)	6,850	Less than 1%
E. Michel Kruse (2)(9)	1,100	Less than 1%
Steven V. Lant (2)(8)	30,870	Less than 1%
Edward T. Tokar (9)	5,000	Less than 1%
Jeffrey D. Tranen (9)	0	Less than 1%
Ernest R. Verebelyi (9)	0	Less than 1%
Christopher M. Capone	8,851	Less than 1%
John E. Gould	12,351	Less than 1%
W. Randolph Groft (8)	4,433	Less than 1%
James P. Laurito (8)	24	Less than 1%
Blackrock, Inc. (4)	1,185,675	7.96%
GAMCO Investors, Inc. (5)	1,543,938	10.37%
Manulife Financial Corporation (6)	1,069,530	7.19%
The Vanguard Group, Inc. (7)	789,626	5.30%
All Directors and Executive Officers as a Group (16 Persons)	96,937	Less than 1%
____________________

(1)
In the case of Directors and executive officers, this table is based on information furnished to the Corporation by such persons as of December 31, 2011.  Unless otherwise noted, each individual or entity named in the table has sole voting and dispositive power.

(2)
Includes shares of Common Stock covered by options that are exercisable within sixty days of December 31, 2011.  The Directors and executive officers named in the above table who have such options and the number of shares which may be acquired are as follows: Mr. Grubel (1,000); Mr. Kruse (1,000); and Mr. Lant (4,400).  The Directors and executive officers as a group hold a total of 7,300 options that are currently exercisable.

(3)
The percentage of ownership calculation for each beneficial owner, including each percentage calculation set forth in footnotes 4, 5, 6 and 7 below, has been made on the basis of the amount of outstanding shares of Common Stock as of the record date.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2012, by Blackrock, Inc. In the Schedule 13G/A, Blackrock, Inc. reports beneficial ownership of Common Stock, as of December 30, 2011, in the amount of 1,185,675 shares (7.96%).  The principal business address of Blackrock, Inc., as reported in the filing, is 40 East 52nd Street, New York, New York 10022.

(5)
Based upon a Schedule 13G/A filed with the SEC on February 2, 2012, by GAMCO Investors, Inc. on behalf of Gabelli Funds, LLC, GAMCO Asset Management Inc., GGCP, Inc., GAMCO Investors, Inc., Teton Advisors, Inc., and Mario J. Gabelli.  As reported in the Schedule 13G/A, as of December 30, 2011, the Corporation’s Common Stock was beneficially owned as follows: Gabelli Funds, LLC – 810,394 (5.44%), GAMCO Asset Management Inc. – 732,644 (4.92%), Teton Advisors, Inc. – 400 (less than 1%) and Mario J. Gabelli – 500 (less than 1%).  GAMCO does not have the sole authority to vote 849,769 of the reported shares.  The principal business address of GAMCO Investors, Inc., as reported in the filing, is One Corporate Center, Rye, New York 10580.

(6)
Based upon a Schedule 13G/A filed with the SEC on February 13, 2012, by Manulife Financial Corporation on behalf of Manulife Financial Corporation, Manulife Asset Management (North America) Limited, and Manulife Asset Management (US) LLC.  As reported on the Schedule 13G/A, as of December 31, 2011, Common Stock was beneficially owned as follows:  Manulife Asset Management (North America) Limited – 11,530 (less than 1%); and Manulife Asset Management (US) LLC – 1,058,000 (7.11%).  The principal business address for Manulife Financial Corporation, as reported in the filing, is 200 Bloor Street, East, Toronto, Ontario, Canada M4W1E5.

(7)
Based upon a Schedule 13G filed with the SEC on February 10, 2012, by The Vanguard Group, Inc. on behalf of The Vanguard Group, Inc., and Vanguard Fiduciary Trust Company.  As reported on the Schedule 13G, as of December 31, 2011, The Vanguard Group, Inc. reported beneficial ownership of 789,626 (5.30%), with sole voting and shared dispositive power with respect to 22,433 shares (0.15%) (as to which its wholly-owned subsidiary, Vanguard Fiduciary Trust Company held beneficial ownership as a result of serving as investment manager of collective trust accounts) and sole dispositive power with respect to 767,193 shares (5.15%).  The principal business address of The Vanguard Group, Inc., as reported in the filing, is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
Messrs. Lant, Groft and Laurito have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with deferred stock units of Common Stock as of December 31, 2011.  As of that date, Mr. Groft had 5,278 deferred stock units and Mr. Laurito had 146 deferred stock units.  The deferred stock units credited to Mr. Lant’s account under the plan are shown in the table set forth in the next section entitled “Stock and Stock Equivalents Ownership of Directors.” Such shares are not reflected on the “Beneficial Ownership” table.

(9)
The non-employee Directors have deferred compensation accounts under the Directors and Executives Deferred Compensation Plan that are credited with deferred stock units of Common Stock as of December 31, 2011.  Please refer to the next section entitled “Stock and Stock Equivalents Ownership of Directors” for more information.  Such deferred stock units are not reflected in the “Beneficial Ownership” table.

STOCK AND STOCK EQUIVALENTS OWNERSHIP OF DIRECTORS

The following table sets forth the number of deferred stock units of our Common Stock, as of December 31, 2011, credited to the accounts of the Corporation’s participating Directors under the Directors and Executives Deferred Compensation Plan, including reinvested dividends (rounded to the nearest whole number), the number of shares of Common Stock beneficially owned by each participating Director, and the aggregate number of shares of Common Stock and stock equivalents owned by each.

The deferred stock units shown in the following table are the sum of (i) deferred stock units granted to the Corporation’s current non-employee Directors (i.e., each Director other than Mr. Lant) as a part of their compensation for service as a Director of the Corporation and (ii) deferred stock units resulting from the deferral, if any, into deferred stock units of an independent Director’s fees which would have otherwise been paid to the Director in cash.  The deferred stock units shown in the following table for Mr. Lant are the sum of the deferred stock units resulting from Mr. Lant’s deferral into deferred stock units of compensation earned by Mr. Lant for his services as an executive of the Corporation.

Under the Directors and Executives Deferred Compensation Plan, payments are made in cash and are generally made following termination of service as a Director based on the market value of the Common Stock at the time of termination.  For additional information, see the subcaption “Director Compensation” on page 58 of this Proxy Statement.

Name	Number of Deferred Stock Units (1)	Number of Shares Beneficially Owned (2)	Total Ownership (3)
Steven V. Lant	6,519	30,870	37,389
Margarita K. Dilley	7,105	0	7,105
Steven M. Fetter	6,552	5,618	12,170
Stanley J. Grubel	7,219	3,319	10,538
Manuel J. Iraola	2,690	6,850	9,540
E. Michel Kruse	7,615	1,100	8,715
Edward T. Tokar	2,761	5,000	7,761
Jeffrey D. Tranen	7,358	0	7,358
Ernest R. Verebelyi	6,842	0	6,842
Total	54,661	52,757	107,418

____________________

(1)	The information in this column is as of December 31, 2011.

(2)
The information in this column is as of December 31, 2011, and reflects the total number of shares beneficially owned by each of the Directors as set forth in the table under the “Beneficial Ownership” section on page 20.

(3)
The total for each individual is less than 1% of the outstanding shares of Common Stock, and the total for the group of all independent Directors (8 persons) is 70,029, which is less than 1% of the outstanding shares of Common Stock; both percentages are calculated as of the record date.

INSURANCE

The Corporation provides liability insurance for its Directors and officers.  Federal Insurance Company (CHUBB), Associated Electric and Gas Insurance Services, Ltd., Energy Insurance Mutual, Houston Casualty Company, and St. Paul Fire & Marine Insurance Company (Travelers) are the principal underwriters of the current coverage, which extends until June 1, 2012.  The annual cost of this coverage is approximately $831,571.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s Directors and executive officers, and any person who owns more than 10% of a registered class of the Corporation’s equity securities (collectively “Reporting Persons”), to file initial reports of ownership and reports of changes in ownership with the SEC.  These Reporting Persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these forms furnished to the Corporation and written representations from the Corporation’s Directors and executive officers, Mr. Groft did not timely file a Form 4 in connection with 1 transaction during 2011 (such transaction was a purchase of phantom stock via a pre-arranged compensation deferral under the Directors and Executives Deferred Compensation Plan).  A Form 4 for this transaction has since been filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation program for the Chief Executive Officer, the Chief Financial Officer, and our other three most highly compensated executive officers.  These individuals are referred to collectively in this Proxy Statement as our “Named Executive Officers.”  Our Named Executive Officers for 2011 were:  (i) Steven V. Lant, Chairman of the Board, President and Chief Executive Officer of CH Energy Group; (ii) Christopher M. Capone, Executive Vice President and Chief Financial Officer of CH Energy Group; (iii) James P. Laurito, Executive Vice President of CH Energy Group and President of Central Hudson; (iv) John E. Gould, Executive Vice President and General Counsel of CH Energy Group; and (v) W. Randolph Groft, President and Chief Operating Officer of Griffith Energy Services, Inc. (“Griffith”).

Executive Summary

Our executive compensation program is designed to achieve the following objectives:

•
Attract and retain experienced, talented, and performance-driven executives by offering compensation opportunities that are competitive with opportunities offered by comparable companies in the markets in which we compete for executive talent; and

•
Align the interests of our executive officers and shareholders by motivating executive officers to maximize our shareholders’ return on investment, to minimize risks over the long-term and to achieve high levels of customer satisfaction, and by rewarding executive officers for performance related to the creation of sustainable value.

Our core program consists of base salary, short-term and long-term incentives and retirement benefits, each of which is geared to be close to market median levels.

•	We allocate a significant portion of the core program to variable compensation elements that are tied to CH Energy Group’s key performance objectives.

•	We maintain stock ownership requirements for our executives.

•
We maintain a Compensation Recovery Policy (commonly referred to as a clawback policy), which allows us to recover certain incentive compensation paid to an executive officer if the payment was based on financial results that the Corporation must subsequently restate as a result of that officer’s fraud or misconduct.

•	We provide only limited perquisites or fringe benefits to our executives, and those perquisites and fringe benefits are directly aligned to our business interests.

•	We closed our defined benefit retirement plans to new management employees as of January 1, 2008.

•
Our change in control agreements only provide benefits on a “double trigger,” meaning that the benefits are due only if our executives incur a qualifying termination of employment in connection with a change in control.

Pay-for-Performance

Our long-term success is based on achieving key strategic, financial, and operational goals from year to year.  As a result, our executive compensation program emphasizes pay-for-performance, through variable or “at risk” compensation.  This means that a significant portion of our Named Executive Officers’ total direct compensation – which consists of base salary, short-term incentives and long-term incentives – is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value.  The variable components of our compensation program are the short-term incentives (“STI”) and long-term incentives (“LTI”).

The Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components, and instead retains the discretion to modify the allocation from year to year.  As illustrated below, for 2011, approximately 50% of the total direct compensation opportunity for our Named Executive Officers (other than the Chief Executive Officer) was weighted – assuming payout at target levels – toward variable components.  The total direct compensation opportunity for the Chief Executive Officer was approximately 64% variable to reflect his greater job scope and responsibility.  The following charts illustrate this point.

Advisory Vote on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included two shareholder votes on executive compensation in the 2011 proxy statement.  In those votes, which were advisory and not binding, shareholders of the Corporation approved the compensation of the Named Executive Officers of the Corporation as disclosed in the 2011 proxy statement (commonly referred to as a “say-on-pay” vote) and approved the Board’s recommendation to hold future say-on-pay votes on an annual basis. The Compensation Committee views the results of these advisory votes, especially the strong support (approximately 90% of the votes cast) for the say-on-pay proposal, as confirmation that the compensation program for the Named Executive Officers is reasonable and that it achieves the compensation objectives outlined in this Compensation Discussion and Analysis.  As a result, we have not made any material changes to the compensation program for the Named Executive Officers.

Compensation Elements

The key elements of the executive compensation program for the Named Executive Officers are base salary, annual short-term incentives, long-term incentives consisting of performance shares and restricted shares or restricted stock units, and retirement benefits.  We also provide health and welfare benefits and severance benefits to the executives.  The following chart illustrates how each key element of compensation fulfills the compensation objectives discussed above:

Program	Form	Fixed or Variable	Business Objectives
Base Salary	Cash	Fixed	Attract and retain experienced, talented, and performance-driven executives.
Annual Short-term Incentives	Cash	Variable
Attract and retain experienced, talented, and performance-driven executives; reward achievement of strong corporate performance, strong individual performance, and high levels of customer satisfaction; and emphasize variable performance-based compensation.

Long-term Incentives (i.e., equity awards)	Equity	Variable
Attract and retain experienced, talented, and performance-driven executives; reward achievement of strong corporate performance, including growth in earnings per share, and dividends paid to shareholders, positive stock price performance, and enhancement of sustainable long-term value; emphasize variable performance-based compensation; and promote stock ownership to align interests with shareholders.

Retirement	Cash	Fixed	Retain experienced, talented, and performance-driven executives.

Use of Market Compensation Data

We believe that each element of the compensation program should remain competitive to attract and retain key executive talent.  To help determine the competitive market, the Compensation Committee retained Pay Governance, an independent consulting firm, to advise it on the form and amounts of Director and executive compensation.  Pay Governance reported directly to the Compensation Committee and served at the sole pleasure of the Committee.  Pay Governance provided no services to CH Energy Group other than services that were requested by the Committee.

For 2011, the Compensation Committee asked Pay Governance to provide information about whether the compensation packages of our executive officers were competitive with the market in which we compete for executive talent.  Pay Governance also was asked to determine the range of market levels for the following components of our executives’ compensation: base salary, short-term incentive compensation, total cash compensation (base salary plus short-term incentive compensation), long-term incentive awards, and total direct compensation (total cash compensation plus long-term incentive awards).  In doing this work, Pay Governance compiled compensation information about companies in two separate groups (“comparator groups”).

Broader Utility Database.  The primary comparator group included 55 investor-owned utilities from Towers Watson’s 2010 Energy Services Executive Compensation Database.  These companies had revenue between $358 million and $18.6 billion.  The comparator group was comprised of companies with a wide range of revenues and included organizations that were significantly larger that CH Energy Group.  As a result, the market data for each position was size-adjusted using regression analysis to account for the differences in company revenues.  The companies in that group included (in alphabetical order):

Allegheny Energy Inc.	Integrys Energy Group Inc.
Allete Inc.	MDU Resources Group Inc.
Alliant Energy Corp.	Nicor Inc.
Ameren Energy Corp.	Northeast Utilities
American Electric Power Co. Inc.	NorthWestern Corp.
Atmos Energy Corporation	NSTAR
Avista Corp.	NV Energy Inc.
Black Hills Power Corp.	Northwest Natural Gas Company
CenterPoint Energy Inc.	OGE Energy Corp.
Cleco Corp.	Pacific Gas & Electric Co.
CMS Energy Corp.	Pepco Holdings Inc.
Consolidated Edison Inc.	Pinnacle West Capital Corp.
Constellation Energy Group Inc.	Portland General Electric Co.
Dominion Resources Inc.	PPL Corp.
DPL Inc.	Progress Energy Inc.
DTE Energy Co.	Public Service Enterprise Group Inc.
Duke Energy Corp.	Puget Energy Inc.
E.ON U.S.	SCANA Corp.
Edison International	Sempra Energy
Energen Corp.	Southern Company
Energy Future Holdings Corp.	UIL Holdings Corp.
Energy Northwest	UniSource Energy Corp.
Entergy Corp.	Unitil Corp.
Exelon Corp.	Vectren Corp.
FirstEnergy Corp.	Westar Energy Inc.
FPL Group	Wisconsin Energy Corp.
Hawaiian Electric Industries Inc.	Xcel Energy Inc.
IDACORP Inc.

This comparator group was used as the primary reference point for the competitive review of the compensation levels of the Named Executive Officers, other than Mr. Groft.

General Industry Reference.  The first comparator group was not used for Mr. Groft because, upon the recommendation of Pay Governance, the Compensation Committee concluded that his responsibilities involve numerous functions, including the management of an unregulated business, that are more comparable to positions in a broader industry group.  As a result, the Committee used a secondary comparator group to evaluate Mr. Groft’s compensation levels, which was based on a total sample of Towers Watson’s 2010 General Industry Executive Compensation Database, which included over 300 companies across a range of industries.  This comparator group was also used as a resource by Pay Governance to provide a general overview of the market with respect to the compensation of the other Named Executive Officers.  As with the first comparator group, the data was sized-adjusted using regression analysis to correspond with each officer’s approximate scope of responsibilities (based on revenues).

Pay Competitively Within the Relevant Market for Executive Talent

Each year, the Compensation Committee reviews and establishes the base salary, annual short-term incentives and long-term incentives for the Named Executive Officers.  The Committee also monitors the competitiveness of the retirement, severance, and personal benefits programs; however, these benefits programs generally do not change from year to year.  The Committee generally strives to structure each element of compensation in the competitive range of the market data for each position (e.g., within 15%, plus or minus, of the market median). The Committee retains the flexibility to make adjustments to specific compensation elements to respond to market conditions, promotions, new hires, individual performance, or other circumstances.  The Committee believes that offering competitive compensation opportunities to the executives is necessary to attract, retain, and motivate qualified executives.

In addition to the benchmarking analysis of each compensation element, the Committee periodically reviews the total remuneration paid to each Named Executive Officer, which includes base salary, annual short-term incentives, long-term incentives, and retirement benefits.  This information allows the Committee to evaluate the total compensation package for each Named Executive Officer, as well as isolated adjustments or incremental changes to specific elements of the package.  Although this information does not necessarily drive the Committee’s decisions with respect to each element of compensation, it does provide the Committee with the following perspective:

•	The Committee was able to confirm that the 2011 target total direct compensation for the Named Executive Officers was within the competitive range of the market data.

•
The Committee is able to better understand the relationship of various components of the total compensation program to each other.  For example, the total remuneration calculations provided to the Compensation Committee illustrate how adjustments to base salary and short-term incentives impact the retirement benefits, and therefore total remuneration, of the Named Executive Officers.

Role of CEO in the Compensation Process

In addition to considering the competitive data from the comparator groups when establishing the compensation program for the Named Executive Officers, the Committee also considers input and recommendations from Mr. Lant, who attends the non-executive session portions of the Compensation Committee meetings.  Specifically, Mr. Lant considered corporate and individual performance and made recommendations to the Committee on base salary, short-term incentive and long-term incentive compensation for the other Named Executive Officers.  The Compensation Committee reviewed, discussed, and modified as appropriate these compensation recommendations.  In the case of Mr. Lant, the Compensation Committee met in executive session to conduct his performance review and establish his base salary and short-term and long-term incentive opportunities for 2011.

Description of the Key Elements of our Compensation Program

A brief summary of the components of the base salary, short-term incentive opportunities and long-term incentive opportunities for the Named Executive Officers is set forth below.

Base Salary

We provide competitive base salaries to attract and retain key executive talent.  Base salaries also form the basis for calculating other compensation opportunities for the Named Executive Officers, such as their short-term and long-term incentive opportunities, retirement benefits, and severance benefits.

Each Named Executive Officer (other than Mr. Groft) received a base salary merit increase in 2011 of between 2.7% to 4.5%.  In each case, the increase was intended to bring the salary closer to the median level of the salary distribution levels in the relevant comparator groups.  The Compensation Committee did not make any adjustment to Mr. Groft’s base salary level because it was already competitive with the salaries provided by companies in the applicable comparator group for his role.  For more information about the 2011 base salaries of each of the Named Executive Officers, please refer to the “Salary” column of the Summary Compensation Table on page 45.

Short-Term Incentives

In 2011, each of the Named Executive Officers was eligible to receive short-term incentive cash payments based on performance against established performance targets.  The short-term incentive program is an important component of total cash compensation because it rewards our executives for achieving targeted annual financial and operating results, along with certain strategic goals, and emphasizes variable or “at risk” compensation.

The short-term incentive opportunity levels are calculated as a percentage of base salary.  They are intended to be competitive with short-term incentives offered by the companies in the relevant comparator groups.  For 2011, the Compensation Committee did not make any adjustment to the short-term incentive levels for the Named Executive Officers other than Mr. Lant, because their levels were already competitive with the short-term incentive opportunities provided by companies in the applicable comparator group for their roles and experience levels.  The 2011 short-term incentive level for Mr. Lant was increased to bring his incentive opportunity closer to the median level of the comparator group.  The 2011 short-term incentive opportunities were as follows:

Name	Short-Term Incentive Opportunity
Mr. Lant	Increased from 60% to 70% of base salary
Messrs. Laurito and Groft	Maintained at 50% of base salary
Mr. Capone	Maintained at 45% of base salary
Mr. Gould	Maintained at 40% of base salary

The 2011 short-term incentive opportunity generally is comprised of two components:  “team” goals and “individual” goals.  The annual incentive opportunity was allocated 70% to team goals and 30% to individual goals for Messrs. Capone, Laurito and Gould.  For Mr. Groft the allocation was 60%/40%.  Consistent with advice from Pay Governance on the practices of other public companies, in 2011 the Committee allocated 100% of Mr. Lant’s annual incentive opportunity to team goals in order to reflect his ultimate responsibility for the success of the Corporation.

Team Goals

The following chart sets forth the 2011 team goals for the performance of CH Energy Group, Central Hudson, and Griffith, along with their relative weightings, performance levels, and business objectives.  For Messrs. Lant, Capone and Gould, CH Energy Group’s team goals were applied because of their broad overall responsibilities across all business units.  For Mr. Groft, Griffith team goals were applied because of his responsibility for that unit.  In Mr. Laurito’s case, the 70% weighting for team goals was allocated as follows: 20% - CH Energy Group and 50% - Central Hudson, to reflect his multiple responsibilities.  Depending on actual performance, each executive could earn from 0% to 150% of the target opportunity apportioned to the team goals.  This payout schedule is designed to motivate and reward superior performance, as the payout percentage directly corresponds to the extent to which target performance is achieved.  The payout schedule also imposes substantial downside risk for the executives, as a failure to attain threshold performance results in no payout.

2011 TEAM GOALS

Performance Goal and Business Objective	Weight	Threshold	Target	Superior
CH Energy Group
Dividends
Increase quarterly dividend rate during 2011 to 55.5 cents per share	40%	N/A	Board decision made by September 30, 2011 to increase dividend in fourth quarter	Board decision made by June 30, 2011 to increase dividend in third quarter

Objective:	The primary drivers of share price growth are earnings per share and capacity to pay dividends.

EPS(1)(2)
Achieve aggregate EPS target for Central Hudson and Griffith, adjusted for accretion from share repurchases	35%	$2.91	$3.06	$3.21

Objective:	The primary drivers of share price growth are earnings per share and capacity to pay dividends.

(1)   When these team goals were established, the Committee provided that actual earnings per share for Central Hudson would be normalized (i.e., adjusted) to eliminate the impact of major storms and that Griffith’s EPS would be normalized for heating degree days, both revenue and expense.  The Committee believes that these items can distort performance during a year.  Moreover, the Committee wanted to structure the EPS goals so that the executives will neither benefit nor be penalized as a result of certain events over which they have little control.

(2)   Incremental overheads as a result of divestitures were not recognized as expenses for purposes of this goal.  Accretion due to share repurchases funded by divestiture proceeds was not recognized for purposes of this goal.

Divestitures
Divest renewable asset portfolio	25%	$53.6 million aggregate net proceeds	$68.9 million aggregate net proceeds	$81.5 million aggregate net proceeds

Central Hudson
Financials (1)(2)(3)	50%
Group Expenses	25%	$135.7 million	$133.2 million	$130.7 million
EPS	25%	$2.76	$2.86	$2.96

Objective:	Efficient and cost-effective operations serve regulated customers’ interests and increase the probability of earning the return on equity authorized by Central Hudson’s regulatory agency. Earnings per share is a primary driver of share price growth.

(1)
When these team goals were established, the Committee provided that actual earnings per share for Central Hudson would be normalized (i.e., adjusted) to eliminate the impact of major storms.  The Committee believes that this impact can distort performance during a year.  Moreover, the Committee wanted to structure the expense goals so that the executives will neither benefit nor be penalized as a result of certain events over which they have little control.

(2)	Incremental overheads as a result of divestitures were not recognized as expenses for purposes of Group Expenses goal.

(3)   Accretion due to share repurchases was not recognized for purposes of the EPS goal.

Customer Satisfaction	22%
JD Power (Eastern Region)	10%	N/A	Above Median	Top Quartile
PSC Service Quality Metrics
Customer Contact Index	4%	PSC Target ≥ 85%	Index ≥ 88%	Index ≥ 90%
PSC Complaint Rate	4%	N/A	PSC Target	N/A
Call Center Average Speed of Answer Within Customer Services Group Budget	4%	68% ≤ 30 sec.	70% ≤ 30 sec.	72% ≤ 30 sec.

Objective:	Customer satisfaction is a metric used by Central Hudson’s regulatory agency, is a primary business objective for our regulated utility business, and directly relates to cost recovery and achievement of allowed rates of return on capital.

2011 TEAM GOALS

Performance Goal and Business Objective	Weight	Threshold	Target	Superior

Safety Targets	15%
OSHA Severity Index	7.5%	9.4	8.5	7.5
Preventable Motor Vehicle Accidents	7.5%	34	31	27

Objective:
Reducing injuries and motor vehicle accidents protects the safety of our employees and customers, reduces costs, and serves to improve the morale and operating performance of Central Hudson’s entire workforce.

Reliability	13%
CAIDI - 2.50	4%	N/A	Meet all PSC requirements	10% better than applicable PSC Metrics, subject to expense budget
SAIFI - 1.45	4%	N/A
Gas Safety Measures	5%	N/A

Objective:
Reliability is a primary driver of utility customer satisfaction and is viewed as such by Central Hudson’s regulatory agency.  Improving reliability has been the focus of a multi-year plan.  SAIFI (System Average Interruption Frequency Index) and CAIDI (Customer Average Interruption Duration Index) have been selected as valid measures of reliability.

Griffith
EPS (1)	60%	$0.16	$0.20	$0.24

Objective:	The primary drivers of share price growth are earnings per share and capacity to pay dividends.

(1)
When these team goals were established, the Committee provided that actual earnings per share for Griffith would be normalized to eliminate the impact of abnormal heating degree days, both revenue and expense.  The Committee believes that this impact can distort performance during a year.  Moreover, the Committee wanted to structure the EPS goal so that the executives will neither benefit nor be penalized as a result of certain events over which they have little control.

Safety
Workers' Compensation
Incidents per 200,000 hours	10%	6.8	6.1	5.4

Objective:	Reducing injuries protects the safety of our employees and customers, reduces costs, and serves to improve the morale and operating performance of Griffith’s entire workforce.

Acquisitions
Acquire tuck-in oil companies in the mid-Atlantic marketing area that meet the guidelines set by the Strategy and Finance Committee	30%	*	*	*

Objective:	Increasing the customer base is an important component of increasing earnings per share.

*
The Compensation Committee has determined that the specific performance levels are confidential commercial information, the disclosure of which would result in competitive harm for CH Energy Group.  These performance levels were established so that they were challenging but achievable.  In this regard, target attainment was not assured.  In fact, actual achievement levels under our STI program generally have been below target for 5 of the last 11 performance periods prior to 2011 (i.e., 2000 through 2010).

Individual Goals

Each of the Named Executive Officers, other than Mr. Lant, had individual performance goals established for 2011.  These individual goals were developed and approved by the Compensation Committee in consultation with Mr. Lant.  Depending on actual performance, each executive could earn from 0% to 200% of the target opportunity apportioned to the individual goals.

The individual goals consisted of a combination of strategic and operational objectives, as set forth in the following tables.

MR. CAPONE – INDIVIDUAL GOALS
Goal	Weight	Threshold	Target	Superior
Divest renewable asset portfolio.	40%	$53.6 million aggregate net proceeds	$68.9 million aggregate net proceeds	$81.5 million aggregate net proceeds

Provide visible and active support for corporate-wide B2E1 efforts. Measurement is based on achieving Central Hudson’s expense target.	20%	$135.7 million	$133.2 million	$130.7 million

At Griffith, for acquisitions completed in 2010, achieve pro-forma earnings projections as set forth in documents used by the Board in approving the acquisition; performance of each acquisition is measured for the first full 12 calendar months of ownership. The level of achievement for this goal is calculated on the basis of the aggregate level of such “measured performances” for all acquisitions made in 2010.	5%	*	*	*

Acquire tuck-in oil companies in the mid-Atlantic marketing area that meet the guidelines set by the Strategic Planning Committee.	10%	*	*	*

Achieve Griffith EPS Target.	25%	$0.16	$0.20	$0.24

*
The Compensation Committee has determined that the specific performance levels are confidential commercial information, the disclosure of which would result in competitive harm for CH Energy Group.  These performance levels were established so that they were challenging but achievable.  In this regard, target attainment was not assured.  In fact, actual achievement levels under our STI program generally have been below target for 5 of the last 11 performance periods prior to 2011 (i.e., 2000 through 2010).

1B2E refers to Central Hudson’s “Bridge to Excellence” program which seeks opportunities to improve existing business processes utilizing Lean Six Sigma techniques.  It is a data driven approach aimed at eliminating waste as well as improving efficiency and service quality.  These incremental process improvements are intended to produce more revenue, provide cost savings and create quality improvements, thereby providing benefits for both CH Energy Group shareholders and Central Hudson customers.

MR. GOULD – INDIVIDUAL GOALS
Goal	Weight	Threshold	Target	Superior
Hold face-to-face meetings with each law firm providing legal services (more than de minimis) to Griffith, develop recommendations with respect to maintaining and/or enhancing the legal services arrangements, and with respect to enhancements approved by Mr. Lant, develop action plans for implementation of the enhancements.	30%	N/A	Meetings held and recommendations submitted by July 31, 2011	Implementation by December 31 of all actions that are approved for implementation in 2011

Hold face-to-face meetings with each law firm providing legal services (more than de minimis) to CHEC and/or to one or more of its subsidiaries that remain in the renewable asset portfolio, develop recommendations with respect to maintaining and/or enhancing the legal services arrangements, and with respect to enhancements approved by Mr. Lant, develop action plans for implementation of the enhancements.	10%	N/A	Meetings held and recommendations submitted by July 31, 2011	Implementation by December 31 of all actions that are approved for implementation in 2011

Prepare an analysis of the existing legal fee arrangements with primary outside counsel, develop recommendations for maintaining and/or enhancing the arrangements, and with respect to the enhancements approved by Mr. Lant, develop action plans for implementation of the enhancements.	30%	N/A	Analysis completed and recommendations submitted by July 31, 2011	Implementation by December 31 of all actions that are approved for implementation in 2011

Achieve assigned group expense budget, excluding special projects outside budget that may arise during the year (e.g., legal expenses for HVEX project; litigation outside normal course of business).	30%	105% of Budget	Achieve 2011 Budget	95% of Budget

MR. GROFT – INDIVIDUAL GOALS
Goal	Weight	Threshold	Target	Superior
Acquire tuck-in oil companies in the mid-Atlantic marketing area that meet the guidelines set by the Strategy and Finance Committee.	10%	*	*	*

Griffith Safety – Workers’ Compensation Incidents per 200,000 hours.	10%	6.8	6.1	5.4

At Griffith, for acquisitions completed in 2010, achieve pro-forma earnings projections as set forth in documents used by the Board in approving the acquisition; performance of each acquisition is measured for the first full 12 calendar months of ownership. The level of achievement for this goal is calculated on the basis of the aggregate level of such “measured performances” for all acquisitions made in 2010.	5%	*	*	*

Achieve service department net profitability inclusive of HVAC expansion.	15%	*	*	*

Conduct CARGAS Software Pilot.	10%	*	*	*

Operational Performance - Improve the percentage of ADS customers receiving deliveries between 150-235 gallons with run out % < 1%.	15%	*	*	*

In consultation with a fraud prevention and detection consultant, develop, recommend and upon approval, implement a fraud detection and prevention program.	20%	Submit recommendation by May 1, 2011, to both Internal Audit and the Griffith Board of Directors	Obtain approvals by July 1, 2011, from both Internal Audit and the Griffith Board for implementation of a fraud detection and prevention program	Implement all aspects of the approved program by October 1, 2011

Achieve identifiable expense reductions in 2011 from B2E process improvements.	15%	$100,000	$125,000	$150,000

*     The Compensation Committee has determined that the specific performance levels are confidential commercial information, the disclosure of which would result in competitive harm for CH Energy Group.  These performance levels were established so that they were challenging but achievable.  In this regard, target attainment was not assured.  In fact, actual achievement levels under our STI program generally have been below target for 5 of the last 11 performance periods prior to 2011 (i.e., 2000 through 2010).

MR. LAURITO – INDIVIDUAL GOALS
Goal	Weight	Threshold	Target	Superior
Achieve Central Hudson’s Group Expenses and EPS Targets: ● Group Exepnses (1) ● EPS (2)	20% 20%	$135.7 million $2.76	$133.2 million $2.86	$130.7 million $2.96

Achieve the following credit and collections targets: ● Write-Offs ● Bad Debt Reserve	10% 10%	$8.4 million $5.5 million	$8.0 million $5.3 million	$7.6 million $5.1 million

Obtain PSC approval of the Twin Peaks and Electric Uncollectible portions of the pending Deferral Petition.	20%	PSC approval of deferral and proposed recovery method via offset of Twin Peaks and Electric Uncollectible Deferral Petition	Any approval for variation between these two outcomes	PSC approval of deferral and proposed recovery method via offset of Twin Peaks, Electric Uncollectible, and electric and gas property taxes Deferral Petition

With the new Chief Information Officer, develop an outline of a 5-year IT Strategic Plan to utilize technology to reduce annualized costs.	10%	Plan outline by December 31, 2011 with $250K annualized cost reductions	Plan outline by September 30, 2011 with $500K annualized cost reductions	Plan outline by June 30, 2011 with $750K annualized cost reductions

Achieve the Hudson Valley Express Pipeline (“HVEX”) Project milestones.	10%	Decision to proceed or not to proceed with next phase of HVEX project development, including establishment of 2011 schedule and budget, by April 30, 2011	Threshold performance, plus reach agreement with a selected partner in 2011	Target performance, plus reach agreement with an “Anchor Shipper” in 2011

(1)	Incremental overheads as a result of divestitures were not recognized as expenses for purposes of the Group Expenses goal. Excludes major storms, net of revenue matched expenses.

(2)	Accretion due to share repurchases was not recognized for purposes of the EPS goal.

Assessment of Performance Relative to the 2011 Short-Term Incentive Team Goals

The following table reflects the actual achievement level for each team goal under the 2011 STI program, along with the payout percentage for each goal.  Performance between “Threshold,” “Target,” and “Superior” were interpolated.

2011 TEAM GOALS – RESULTS
Performance Goal	Actual Results	Percentage of Target Achieved
CH Energy Group

Dividend Increase	Dividend Increased	100%
Central Hudson and Griffith EPS	$3.21	150%
Divestiture Proceeds	Below Threshold	0%

Central Hudson

Financials
Group Expenses EPS	$131 million $2.96	144% 150%

Customer Satisfaction
JD Power (Eastern Region)	Below Threshold	0%
PSC Service Quality Metrics
Customer Contact Index	89.3%	133%
PSC Complaint Rate	At Target	100%
Call Center Average Speed of Answer Within Customer Services Group Budget	70.53% < 30 sec.	113%
Safety Targets
OSHA Severity Index	6.96	150%
Preventable Motor Vehicle Accidents	21	150%

Reliability
CAIDI – 2.50	2.26	148%
SAIFI – 1.45	1.19	150%
Gas Safety Measures	Above Target	141%
Griffith

EPS	$0.11	0%
Workers' Compensation Incidents per 200,000 hours	6.40	79%
Acquire tuck-in oil companies	*	121%

Assessment of Performance Relative to 2011 Short-Term Incentive Individual Goals

Following is a summary of the Committee’s assessment concerning the level of performance of each of the Named Executive Officers, other than Mr. Lant, with respect to the person’s individual goals for 2011 and related payout levels:

•
Mr. Capone:  The Committee set Mr. Capone’s achievement level for 2011 vs. individual goals at 62% of target because of: (i) a below threshold performance with regard to the aggregate divestiture proceeds from the renewable asset portfolio; (ii) a slightly below superior performance with regard to providing active support to the B2E efforts, and achieving Central Hudson’s expense target; (iii) a superior performance with regard to achieving pro-forma earnings projections for acquisitions made by Griffith in 2010; (iv) an above target performance in connection with Griffith’s acquisition of oil companies in the mid-Atlantic marketing area; and (v) a below threshold performance in connection with the earnings per share target at Griffith. The weighted average of the achievement levels for Mr. Capone’s team goals (93% achievement level with a 70% weighting) and individual goals (62% achievement level with a 30% weighting) resulted in a short-term incentive payout for Mr. Capone equal to 83% of his target short-term incentive opportunity.

•
Mr. Gould:  The Committee set Mr. Gould’s achievement level for 2011 vs. individual goals at 160% of target because of: (i) a superior performance in connection with analyzing the legal services arrangements at Griffith and implementing his recommendations for enhancing the arrangements; (ii) a target performance with regard to analyzing the legal services arrangements for the subsidiaries in the renewable asset portfolio of CHEC, and in connection with implementing his recommendations for maintaining such arrangements; (iii) a target performance with regard to analyzing the existing legal fee arrangements with our primary outside counsel and in connection with implementing his recommendations with respect to such arrangements; and (iv) a superior performance with regard to achieving the legal services expense budgets at Central Hudson.  The weighted average of the achievement levels for Mr. Gould’s team goals (93% achievement level with a 70% weighting) and individual goals (160% achievement level with a 30% weighting) resulted in a short-term incentive payout for Mr. Gould equal to 113% of his target short-term incentive opportunity.

•
Mr. Groft:  The Committee set Mr. Groft’s achievement level for 2011 vs. individual goals at 139% of target because of: (i) an above target performance in connection with Griffith’s acquisition of oil companies in the mid-Atlantic marketing area; (ii) a below target performance with regard to workers’ compensation incidents in 2011; (iii) a superior performance with regard to achieving pro-forma earnings projections for acquisitions made by Griffith in 2010; (iv) a threshold performance with regard to Griffith’s service department achieving net profitability; (v) a superior performance in connection with transitioning Griffith to use a CARGAS operating software; (vi) an above threshold performance in connection with meeting identified operating metrics; (vii) a superior performance with regard to developing and implementing a new fraud prevention and detection program; and (viii) a superior performance with regard to achieving expense reductions in 2011 from B2E process improvements.  The weighted average of the achievement levels for Mr. Groft’s  team goals (44% achievement level with a 60% weighting) and individual goals (139% achievement level with a 40% weighting) resulted in a short-term incentive payout for Mr. Groft equal to 82% of his target short-term incentive opportunity.

•
Mr. Laurito:  The Committee set Mr. Laurito’s achievement level for 2011 vs. individual goals at 148% of target because of: (i) a slightly below superior performance with regard to achieving Central Hudson’s expense target; (ii) a superior performance with regard to achieving Central Hudson’s earnings per share target; (iii) a superior performance with regard to achieving Central Hudson’s target for reducing uncollectible amounts owed by customers; (iv) an above target performance with regard to reducing Central Hudson’s bad debt reserve; (v) a threshold performance in connection with obtaining Public Service Commission approvals for the deferral of specified expense items and the accounting treatment of certain income tax refunds; (vi) a superior performance in connection with the development of a 5-year Information Technology “Strategic Plan” to reduce annualized costs; and (vii) a threshold performance in connection with the development of the Central Hudson project known as the “Hudson Valley Express Pipeline Project” or “HVEX.”  The weighted average of the achievement levels for Mr. Laurito’s team goals (118% achievement level with a 70% weighting) and individual goals (148% achievement level with a 30% weighting) resulted in a short-term incentive payout for Mr. Laurito equal to 127% of his target short-term incentive opportunity.

The actual payout percentage for the team and individual goals established for 2011 for each of the Named Executive Officers is shown on the following table.

Name	Team Goals Achievement %	Individual Goals Achievement %	Actual Payout Percentage (Weighted Average of Team and Individual Achievement %’s)
Mr. Lant	93%	N/A	93%
Mr. Capone	93%	62%	83%
Mr. Gould	93%	160%	113%
Mr. Groft	44%	139%	82%
Mr. Laurito	118%	148%	127%

For more information on the 2011 short-term incentive opportunities for our Named Executive Officers, please refer to the “2011 Grants of Plan-Based Awards” section of this Proxy Statement, which begins on page 46.  The amount of the 2011 short-term incentive payments is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table of this Proxy Statement on page 45.

Discretionary Adjustments to 2011 STI Payouts

The Committee has the discretion to make certain adjustments to the payouts under the formulas described above, after reviewing individual performance for the year.  Specifically:

•
If the Committee concludes that an eligible executive’s performance during the year merits an additional payment, the Committee may grant a discretionary bonus to the participant; provided that (i) the discretionary bonus cannot be awarded to “make-up” amounts that were not earned under the team and individual goals, and (ii) the discretionary bonus may not exceed 50% of the participant’s target opportunity apportioned to the individual goals.

•
If the Committee concludes that a participant’s performance during the year has been deficient, the Committee may reduce the award otherwise payable to the participant; provided, that the amount of any reduction may not exceed 50% of the participant’s target opportunity apportioned to the individual goals.

This feature provides the Committee with the flexibility to respond to issues that were unforeseen at the time that the performance goals were established or that increased in importance during the year.  It also allows the Committee to recognize superior individual results by directly linking pay-for-performance; at the same time, it allows the Committee to reduce pay when individual performance is deficient, thereby protecting shareholder interests.

For 2011, the Compensation Committee made a discretionary adjustment to the short-term incentive payout for Mr. Laurito.  2011 was a year of extraordinary challenges for Central Hudson.  In the January-February time period, Central Hudson’s service territory experienced a prolonged period of severely cold and icy weather causing parts of Central Hudson’s natural gas system to freeze.  In late August, the service territory was hit by Hurricane Irene that caused the second worst customer outages in Central Hudson’s 112 year history.  Then, in late October, the service territory was hit with a storm of up to approximately 20 inches of heavy, wet snow that fell on trees still laden with leaves – resulting in the third worst customer outages in Central Hudson’s history.

As President of Central Hudson, Mr. Laurito led the Central Hudson’s responses to these emergencies.  Under his guidance and leadership, the employees of Central Hudson performed superbly and achieved excellent restoration results, and Central Hudson was highly praised for the efficient and timely restorations as well as informative and accurate communications with affected customers, local government officials, the community at large, and the Staff of the Public Service Commission.

In addition, Mr. Laurito led the Central Hudson in 2011 through important and lengthy collective bargaining negotiations with union employees that resulted in a 5-year collective bargaining agreement that both management and the union recognize as providing a sound employee-management relationship for the 2011-2016 time period.

In reviewing Mr. Laurito’s performance during this year of major challenges, the Compensation Committee decided to exercise its discretion under the STI program to increase Mr. Laurito’s 2011 STI payout to the full 50% of his individual target opportunity available under the 2011 STI program, i.e., 50% of $57,000 for $28,500.

In reviewing the individual performance of Mr. Laurito in leading Central Hudson to a year of exceptional accomplishment in 2011, the Compensation Committee decided that Mr. Laurito also merited a special bonus payment in addition to his 2011 STI payout.  Specifically, and with the intent to recognize Mr. Laurito’s outstanding performance, the Committee awarded Mr. Laurito a special bonus payment of $14,250, i.e., an amount equal to 50% of his discretionary adjustment under the STI program.

The amount of the 2011 discretionary adjustment under the short-term incentive plan for Mr. Laurito, and his special bonus payment, are set forth in the “Bonus” column of the Summary Compensation Table of this Proxy Statement on page 45.

Long-Term Incentives

In 2011, CH Energy Group granted performance shares to each Named Executive Officer other than Mr. Gould.  Mr. Gould did not receive an equity award in 2011 because he received a grant of restricted shares in 2009, in consideration for joining the Corporation, that vests in equal installments during the term of his employment agreement.

The performance shares are designed to focus the attention of each eligible executive on strategic goals spanning more than the current year and to align the interests of our executives with our goal of creating long-term shareholder value.  For example, the shares are earned if certain performance objectives are satisfied over a three-year period (i.e., a performance cycle), the number of shares actually received at the end of a performance cycle increases or decreases according to the level of performance achieved during the performance cycle and the value of each share earned can be expected to vary with the corporate performance achieved.

The long-term incentive opportunity levels are generally determined in November or December of the year preceding the year in which the performance shares are granted.  The target number of performance shares is determined by dividing each person’s long-term incentive opportunity by the closing price of a share of the Corporation’s Common Stock on the first Monday following the first Tuesday in January of the following calendar year (the “conversion date”).  The Committee does not select the conversion date in anticipation of the release of material nonpublic information.  Similarly, the Corporation does not time the release of material nonpublic information based on the conversion date.

For 2011, the Committee did not make any adjustment to the long-term incentive levels for Messrs. Lant and Groft because their levels were already competitive with the long-term incentive opportunities provided by companies in the applicable comparator group for their roles and experience levels.  The 2011 long-term incentive level for each of Messrs. Capone and Laurito were increased to bring their incentive opportunity closer to the median level of the comparator groups.  The 2011 long-term incentive opportunities for the Named Executive Officers, other than Mr. Gould, were as follows:
Name	Long-Term Incentive Opportunity
Mr. Lant	Maintained at 110% of base salary
Mr. Capone	Increased from 70% to 80% of base salary
Mr. Laurito	Increased from 60% to 70% of base salary
Mr. Groft	Maintained at 60% of base salary

The performance shares granted in 2011 could be earned based on the extent to which we achieve two equally-weighted performance objectives during the 2011–2013 performance cycle as set forth in the following chart.  The performance shares will pay out based on the performance of the Corporation relative to the performance of companies in a performance peer group listed below the following chart.  The Committee believes that these relative performance objectives help to focus the attention of the Named Executive Officers on how CH Energy Group is performing in the marketplace in comparison to its peers and therefore align the compensation of those executives with the interests of shareholders.

Percentile Rank Relative to Performance Group
Performance Objectives – Each has an Equal Weight of 50%	Threshold (3.3% payout)	Target (100% payout)	Superior (150% payout)	Business Objective
The average of CH Energy Group’s annual dividend yield on book value over the three-year performance cycle as compared to the average of the annual dividend yield on book value of the companies in the performance peer group over the same time period.
	21st percentile	50th percentile	80th percentile or better
The Compensation Committee and the Board believe that significant macro-economic factors, such as interest rates, affect our entire industry.  The Board believes that our relative performance within the industry peer group is an important measure of performance and therefore assesses earnings per share growth and dividend yield against the performance group.

The percentage growth in CH Energy Group’s basic earnings per share over the three-year performance cycle as compared to the percentage growth in basic earnings per share of the companies in the performance peer group over the same time period.	21st percentile	50th percentile	80th percentile or better	The Compensation Committee and the Board believe that our shareholders desire a substantial dividend payment and consistent share price appreciation over time, which in combination provide an attractive total return on investment. Earnings per share growth is used as a performance metric because the Compensation Committee and the Board believe that earnings per share growth is the primary driver of share price appreciation.

For 2011, the performance peer group consisted of companies that had: (i) at least 75% of total assets in regulated businesses, (ii) at least 50% of total assets in electricity businesses, and (iii) regulated operations in one of the 34 states having relatively similar regulatory environments to New York State, based on information from Regulatory Research Associates.  The 21 companies in this performance peer group (listed in alphabetical order) are:

ALLETE, Inc.	NorthWestern Corporation
Ameren Corporation	NV Energy, Inc.
Avista Corporation	OGE Energy Corporation
Central Vermont Public Service Corporation	Pinnacle West Capital Corporation
Cleco Corporation	PNM Resources, Inc.
Consolidated Edison, Inc.	Portland General Electric Company
El Paso Electric Company	UniSource Energy Corporation
Empire District Electric Company	Unitil Corporation
Entergy Corporation	Westar Energy, Inc.
Great Plains Energy Incorporated	Xcel Energy Inc.
IDACORP, Inc.

For more information on the performance shares granted to the Named Executive Officers in 2011, please refer to the “2011 Grants of Plan-Based Awards” section of this Proxy Statement, which begins on page 46.

Performance Shares – 2009-2011 Performance Cycle

Each of Messrs. Lant, Capone and Groft received a grant of performance shares in 2009, which vested depending on the performance of the Corporation relative to its performance peer group for 2009 during the period commencing January 1, 2009 and ending December 31, 2011.  As of the date of this Proxy Statement, the financial information for all the companies in the performance peer group was not yet available and, therefore, we were not able to determine the payout level.

Performance Shares – 2008-2010 Performance Cycle

Each of Messrs. Lant and Capone received a grant of performance shares in 2008, which were earned and paid in 2011 based on the performance of the Corporation during the period commencing January 1, 2008 and ending December 31, 2010.  The performance objectives were allocated as follows:  (i) 25% to CH Energy Group’s growth in earnings per share during the performance cycle relative to the 2008 performance peer group, (ii) 25% to the average of CH Energy Group’s annual dividend yield on book value during the performance cycle relative to the performance peer group, and (iii) 50% to a 3% increase in basic earnings per share during the performance cycle.  The following table provides a summary of the payout levels for the 2008–2010 performance shares:

EPS Growth		Dividend Yield		3% Increase in EPS	Total % Earned
Percentile	% Earned	Percentile	% Earned	Earned
27%	23.3%	68%	130%	0%	38.3%

The relevant financial information for all the companies in the performance peer group for the 2008–2010 performance cycle was not available until May 2011.  Because the payout of the awards did not occur until May, the Committee provided that, at the time the performance shares were paid, each executive would receive additional shares with a value equal to dividends that the executives would have received on the earned performance shares had they instead been paid on January 1, 2011.  For more information on the payment of the performance shares for the 2008–2010 performance cycle and related dividend equivalent payments, please refer to the “2011 Option Exercises and Stock Vested” section of this Proxy Statement on page 48.

Description of Other Compensation Elements

SERP

We historically provided retirement benefits to management employees of CH Energy Group and its utility subsidiary, Central Hudson primarily under the Supplemental Executive Retirement Plan (“SERP”), which provides benefits in excess of those provided under the Retirement Income Plan (“RIP”).

The RIP and SERP were closed to new management employees as of January 1, 2008.  Therefore only Mr. Lant and Mr. Capone participate in these plans.  Mr. Laurito and Mr. Gould were hired after the plans were frozen, and Mr. Groft is employed at Griffith, which is a non-participating subsidiary.

The SERP is designed to work in conjunction with the RIP to provide eligible executives with a retirement benefit equal to 57% of his or her applicable final average pay at age 61 with 30 years of service.  Base salary and short-term incentives are included in determining an eligible executive’s final average pay.  Therefore, adjustments to an executive’s base salary and short-term incentives have an impact on the amount of his or her retirement benefits.

An eligible executive’s SERP benefit generally becomes vested if, while employed by CH Energy Group or its affiliates, he or she attains the normal retirement age of 61 or attains his or her early retirement date of age 55 with 10 years or more of vesting service.  The Compensation Committee believes that this vesting schedule enhances the retention program of the Corporation for eligible executives and rewards their long-term commitment to CH Energy Group.

For more information on the SERP and RIP, please refer to the “2011 Pension Benefits” section of this Proxy Statement on page 49.

Other Retirement Benefits

Although Messrs. Laurito, Gould, and Groft do not participate in the SERP and RIP, they are entitled to certain retirement benefits, which are intended to enhance the retention incentives for these executives.

Each of Messrs. Laurito, Gould, and Groft receives a profit sharing contribution to his 401(k) plan.  The amount of the profit sharing contribution for each executive is set forth in the “All Other Compensation” column of the Summary Compensation Table, which is located on page 45 of this Proxy Statement.  Mr. Groft’s aggregate contribution over the past several years exceeded the IRS limits applicable to 401(k) plans, and therefore a portion of the prior contributions to his account under the 401(k) plan was reallocated to the Directors and Executives Deferred Compensation Plan in 2011.  In addition, pursuant to an arrangement adopted in 2004, CH Energy Group annually reimbursed Mr. Groft for a portion of the annual premiums due under a $664,000 whole life policy owned by him.  The annual amounts paid by CH Energy Group equal 3% of Mr. Groft’s then-current annual base compensation, “grossed-up” for applicable taxes.  In early 2011, Mr. Groft agreed to modify this agreement to eliminate the gross-up payment going forward.  Effective July 1, 2011, Mr. Groft agreed to forego any future reimbursement for the life insurance premium.

Mr. Gould receives an annual credit to the Directors and Executives Deferred Compensation Plan in the amounts and on the dates set forth below, provided that he remains in the employ of CH Energy Group and its affiliates through each such date: $43,750 on October 1, 2009; $60,000 on October 1, 2010; $60,000 on October 1, 2011; $65,000 on October 1, 2012; $65,000 on October 1, 2013; and $70,000 on October 1, 2014. Mr. Gould is not eligible to participate in the SERP, so these credited amounts were intended to enhance the retention incentives by providing him with a retirement benefit.

Health, Welfare and Other Personal Benefits

In addition to the principal compensation components described above, our Named Executive Officers are entitled to participate in all health, welfare, fringe benefit, and other arrangements generally available to other salaried employees of the corporate entity that employs them.  We also may, as considered reasonable and appropriate on a case-by-case basis, provide the officers, including the Named Executive Officers, with limited financial planning benefits and an automobile allowance.  The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of the companies in the relevant comparator groups.  The Compensation Committee also believes that these benefits assist CH Energy Group in attracting and retaining key executives.

Severance Arrangements

The Corporation maintains the following severance arrangements with its Named Executive Officers:

Change in Control Agreements

The Corporation has entered into change in control agreements with the Named Executive Officers, other than Mr. Gould.  Under the terms of the change in control agreements, each of the covered Named Executive Officers would be entitled to certain payments and benefits if a change in control were to occur and CH Energy Group or its affiliates terminated the executive’s employment without “cause” or the executive terminated his employment with CH Energy Group or its affiliates for “good reason” within a three-year period (a two-year period with respect to Mr. Groft) following such change in control.  Benefits are also provided if the executive is terminated in anticipation of a change in control.

The benefit levels under the change in control agreements generally include a multiple of base salary and short-term incentive, along with continued welfare benefits, and are described in more detail under the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

The agreements are designed to encourage each of the covered executive’s full attention and dedication to CH Energy Group currently and in the event of any threatened or pending change in control.  As described above, the agreements only provide benefits on a “double trigger,” meaning that the benefits are due only if the executives incur a qualifying termination in connection with a change in control.  This approach strikes an appropriate balance between providing incentives for the executives to build long-term shareholder value, while providing a potential acquirer the flexibility to retain executive talent after a transaction.

The Compensation Committee believes that the protections afforded by the change in control agreements are a valuable incentive for attracting and retaining key executives and are competitive with those of other corporations.  Based on information provided by Pay Governance, change in control arrangements are used by a vast majority of the companies in the comparator groups, and the terms of the change in control agreements are intended to be consistent with prevailing market practices.  In this regard, the terms and benefit levels for the senior executive officers were established by the Committee in 2005 after consultation with the Hay Group (the Committee’s consultant at that time) and a review of benefit levels provided to senior executives in the comparator groups.  The executives did not have an opportunity to negotiate the severance benefits provided under these agreements.

In 2005, the Compensation Committee eliminated the excise tax gross-up provisions with respect to change in control payments and benefits for all executive officers, other than Mr. Lant.  In November 2009, the Committee agreed to make a one-time exception to this policy and provide an excise tax gross-up provision in Mr. Laurito’s change in control agreement.  The Committee determined that offering this benefit was important in persuading Mr. Laurito to join CH Energy Group.  On February 10, 2010, the Board of Directors, acting in accordance with the recommendation of the Compensation Committee, determined that CH Energy Group will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions.

Employment Agreement for Mr. Gould

In May 2009, we entered into an employment agreement with Mr. Gould in connection with his employment with CH Energy Group. The Committee believed that an employment agreement, which provided for a fixed term of employment, was necessary in order to induce Mr. Gould to join us as Executive Vice President and General Counsel.

Under his employment agreement, Mr. Gould would be entitled to certain payments and benefits if the Corporation or its affiliates terminated his employment without “cause” or he terminated his employment with the Corporation or its affiliates for “good reason” prior to December 31, 2014. The benefit levels are described under the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Because Mr. Gould is subject to an employment agreement, it was not necessary to provide the additional cash severance protections of the change in control agreements described above. As a result, Mr. Gould receives the same severance benefits regardless of whether his qualifying termination occurs before, after, or in connection with, a change in control.

Equity Awards

All time based restricted shares and restricted stock units held by the Named Executive Officers would immediately vest upon a change in control, and performance shares would vest based on the extent to which the applicable performance goals had been achieved through the full fiscal quarters completed prior to the change in control.  Unlike the cash severance described above, the vesting is not contingent upon a qualifying termination within a certain period following a change in control.  This “single trigger” is appropriate because the Compensation Committee wants the Named Executive Officers to have the opportunity to fully recognize the value of equity awards at the time of a change in control to the same extent as the other shareholders.

The Board of Directors authorized the treatment of performance shares outstanding at the time of the proposed transaction with Fortis, Inc., as follows:

•
upon closing of the transaction, the level of attainment of each performance goal will be (i) target attainment, or (ii) actual attainment through the full fiscal quarters ending immediately prior to the transaction, whichever level of attainment results in a greater number of shares earned in respect of the award; and

•
in calculating the actual level of attainment of performance goals applicable to all performance shares (whether or not they settle upon or after the transaction), any expenses or costs associated with or arising as a result of or in connection with the transaction and any non-recurring charges that would not reasonably be expected to have been incurred had the transaction not occurred are excluded.

Other Practices and Policies

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for the Named Executive Officers to achieve and/or maintain, as follows:  (a) with regard to Messrs. Lant, Capone and Groft, within five years from January 1, 2008, i.e., by December 31, 2012, (b) with regard to Mr. Laurito, by December 31, 2014, and (c) with regard to Mr. Gould, during the term of his employment.  For this purpose, stock ownership includes shares of the Corporation’s Common Stock owned directly, in trust, as deferred stock units under the Directors and Executives Deferred Compensation Plan, or as restricted shares or restricted stock units.

The ownership guidelines were implemented to encourage the senior executives of the Corporation to own a significant amount of the Corporation’s Common Stock.  We recognize that the owners of the Corporation (i.e., the shareholders) want us to both preserve and increase the value of the Corporation.  We want the executives to focus on long-term as well as short-term success, and we want them to think as owners when they balance the risks and rewards involved with particular business decisions.  We believe the equity ownership interests that result from CH Energy Group’s Common Stock ownership guidelines will enhance the motivation of the executives to think as owners.

Named Executive Officer	Ownership Guidelines for Shares or Units by Applicable Deadline	Actual Ownership of Shares or Units as of 12/31/2011
Mr. Lant	23,000	32,989
Mr. Capone	6,000	8,851
Mr. Gould	6,000	12,351
Mr. Groft	5,000	9,711
Mr. Laurito	8,500	15,392

Compensation Recovery Policy

In February 2011, the Board adopted a Compensation Recovery Policy (commonly referred to as a clawback policy), which generally provides that CH Energy Group may recover payouts of performance-based compensation if the underlying performance goals were not actually achieved.  In light of the pay-for-performance culture of the Corporation, the Board felt strongly that our executives should be held to this higher standard of accountability.  The Compensation Recovery Policy supports the accuracy of the financial statements of the Corporation and is intended to work in conjunction with the stock ownership guidelines to further align the interests of our Named Executive Officers with those of the shareholders of the Corporation over the long term.

The policy applies to each executive officer of CH Energy Group, including the Named Executive Officers, and it is effective for performance-based compensation granted on or after January 1, 2011.  Depending on the facts and circumstances, an executive officer could be required to forfeit payouts of performance-based compensation (such as short-term incentives or performance shares) if:  (i) the payout was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the Board determines in its sole discretion that the executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement, and (iii) the payout would have been different had the financial results been properly reported.  The Board retains discretion to decide whether, and to what extent, repayment is appropriate based on its assessment of the specific facts and circumstances involved.

If necessary, we will revise our Compensation Recovery Policy to comply with the requirements imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC issues guidance to implement those requirements.

Risk Assessment Regarding Compensation Program

In consultation with the Compensation Committee, the Chairman of the Board, President and Chief Executive Officer appointed an Assessment Committee to consider whether our compensation policies or practices of the Corporation encourage excessive or inappropriate risk taking by its employees, including the Named Executive Officers.  This Assessment Committee is comprised of senior members of management and is chaired by a senior member of the Enterprise Risk Management Committee (see page 15 of this Proxy Statement).

The Assessment Committee reviewed compensation policies and practices of the Corporation with particular focus on the relationship between the key business risks and the STI program, the LTI program and the policies and practices of Central Hudson and Griffith.  The Assessment Committee reported its findings to the Compensation Committee that the Corporation’s compensation policies and practices do not encourage decisions that would likely have a material adverse effect on the business of the Corporation.  After review and discussion, the Compensation Committee members agreed with those findings.  Recognizing that a significant portion of the executive compensation program is performance-based, the committees concluded that our program does not encourage excessive or inappropriate risk-taking for the following reasons:

•
The executive compensation program of the Corporation reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

•
We use a variety of corporate and individual performance metrics that are consistent with the business objectives of the Corporation and correlate to long-term value.  The performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•
We do not use highly-leveraged performance goals; instead, incentive opportunities are based on balanced performance metrics that promote disciplined progress toward long-term goals and all payouts are capped at a pre-established percentage of the target payment opportunity.

•	We retain discretion to adjust compensation levels based on the quality of company and individual performance and adherence to the Corporation’s ethics and compliance programs, among other things.

•
The long-term incentive opportunities generally vest over a period of three years to focus the executives of the Corporation on long-term performance and to enhance retention.  The performance shares are granted annually and have overlapping three-year performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards.

•	We regularly evaluate the compensation programs and levels of our compensation comparator groups to confirm that our compensation programs are consistent with market practice.

•	As described above, we have adopted several risk mitigating strategies, such as stock ownership guidelines and a “clawback policy.”

Federal Income Tax Considerations

The performance shares granted to the Named Executive Officers are intended to be fully deductible for federal income tax purposes under the performance-based compensation exception to Section 162(m) of the Internal Revenue Code.

The short-term incentives do not qualify for the performance-based compensation exception to Section 162(m) of the Internal Revenue Code because the Committee wants to retain the flexibility to base the short-term incentive payouts in part on its assessment of individual performance of each executive.  The Committee anticipates that, in general, the short-term incentive will be fully deductible for federal income tax purposes because the short-term incentives, if any, earned by each executive, when added to his or her other non-exempt compensation such as base salary, are highly unlikely to exceed $1 million in any one year.

There is a mathematical possibility that a small portion of Mr. Lant’s short-term incentive could be non-deductible under Section 162(m) if he attained a “superior” performance rating for each of his team goals.  However, the Committee decided that this potential, although unlikely, scenario did not merit a change to the overall structure of the short-term incentive plan.  Moreover, Mr. Lant’s 2011 short-term incentive was fully deductible for federal income tax purposes, because the aggregate of his base salary and short-term incentive for the year did not exceed $1 million.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of CH Energy Group and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in CH Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Compensation Committee:

Stanley J. Grubel, Chair
Manuel J. Iraola
Edward T. Tokar
Ernest R. Verebelyi

2011 Summary Compensation Table

The following table sets forth information regarding the compensation of the Named Executive Officers for 2009, 2010, and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)(5)	All Other Compensation ($) (6)	Total ($)
Steven V. Lant Chairman of the Board, President, and Chief Executive Officer	2011 2010 2009	575,000 550,000 525,000	0 0 60,000	632,079 563,466 547,119	372,313 264,825 412,650	815,500 845,500 755,300	8,250 8,250 8,250	2,403,142 2,232,041 2,308,319
Christopher M. Capone Executive Vice President and Chief Financial Officer	2011 2010 2009	345,000 335,000 300,000	0 0 27,000	275,726 303,761 187,795	129,368 132,684 198,450	239,500 216,200 118,900	8,416 9,927 8,250	998,010 997,572 840,395
James P. Laurito (7) Executive Vice President of CH Energy Group and President of Central Hudson	2011 2010 2009	380,000 370,000 130,000	42,750 137,000 65,000	265,772 206,617 575,877	241,582 157,668 0	0 0 0	22,178 22,234 0	952,282 893,519 770,877
John E. Gould (8) Executive Vice President and General Counsel of CH Energy Group	2011 2010 2009	335,000 325,000 81,250	0 0 187,500	0 0 630,488	151,085 127,725 0	0 0 0	75,915 68,470 45,813	562,000 521,195 945,051
W. Randolph Groft President and Chief Operating Officer of Griffith	2011 2010 2009	258,001 240,769 249,230	0 0 24,000	149,808 225,362 125,197	122,666 107,942 166,490	0 0 0	22,600 39,910 30,982	553,075 613,983 595,899

(1)
For 2011, reflects a discretionary cash bonus of $28,500 paid to Mr. Laurito under the Short-Term Incentive Plan, and a special bonus of $14,250 paid to Mr. Laurito for outstanding performance during the year.

(2)
For 2011, reflects the aggregate grant date fair value of the performance shares granted to the Named Executive Officers (based on the probable outcome of the performance conditions as of the date of grant).  The grant date fair value of the performance shares, assuming that the highest level of performance would be achieved, is as follows: Mr. Lant: $948,119; Mr. Capone: $413,589; Mr. Laurito: $398,658; and Mr. Groft: $224,712.  The aggregate grant date fair value of the awards was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).  See Note 11 of the Consolidated Financial Statements contained in the Annual Report on Form 10-K for the year ended December 31, 2011 (“Annual Report”) for an explanation of the assumptions made in valuing these awards.  For additional information about the performance shares granted in 2011, please refer to the “2011 Grants of Plan-Based Awards” section of this Proxy Statement, which begins on page 46.

(3)
Reflects the short-term incentive opportunity earned by the Named Executive Officers.  For additional information about the 2011 short-term incentive opportunities, please refer to the “2011 Grants of Plan-Based Awards” section of this Proxy Statement, which begins on page 46.

(4)
Reflects the increase in the present value of the accumulated benefits under the RIP, SERP, and Retirement Benefit Restoration Plan ("RBRP") for Messrs. Lant and Capone.  These defined benefit retirement plans are closed, meaning that new hires are not eligible to participate.  Therefore, neither Mr. Laurito nor Mr. Gould participates in these plans.  Mr. Groft does not participate in CH Energy Group’s defined benefit pension program because he is an employee at Griffith, which historically has not provided defined benefit retirement plans to its executives.  For more information on these plans and benefits, please refer to the “2011 Pension Benefits” section of this Proxy Statement on page 49.  The Named Executive Officers did not accrue any above-market earnings under the Directors and Executives Deferred Compensation Plan, and therefore we have not reported any earnings credited under that plan in this column.

(5)
The increase in the present value of Messrs. Lant’s and Capone’s benefits under the defined benefit retirement plans from 2010 to 2011 was due primarily to the use of a lower discount rate to calculate the present value compared to 2010.  They did not receive any enhanced benefit under their defined benefit retirement plans in 2011.

(6)	Reflects the following for 2011:

•	company matching contributions under the 401(k) plan of $8,250 for each of Messrs. Lant, Capone, Laurito, and Gould and $9,800 for Mr. Groft;

•	profit sharing contributions under the 401(k) plan of $7,350 for Mr. Laurito, $7,350 for Mr. Gould and $2,450 for Mr. Groft;

•	financial planning services of $315 for Mr. Gould, $181 for Mr. Laurito, and $166 for Mr. Capone;

•	reimbursement of $8,000 for premiums paid on a life insurance policy held by Mr. Groft;

•	a car allowance of $6,397 for Mr. Laurito and $2,350 for Mr. Groft; and

•	contributions to Mr. Gould’s account under the Directors and Executives Deferred Compensation Plan of $60,000.

(7)	Mr. Laurito was hired to serve as Executive Vice President of CH Energy Group and President of Central Hudson, effective November 1, 2009.

(8)	Mr. Gould was hired to serve as Executive Vice President and General Counsel of CH Energy Group, effective October 1, 2009.

2011 Grants of Plan-Based Awards

The following table sets forth information for each Named Executive Officer regarding estimated payouts of the (i) short-term incentive opportunities established during 2011 and (ii) performance shares granted under the Long-Term Equity Incentive Plan during 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven V. Lant	2/7/2011	201,250	402,500	603,750	419	12,700	19,050	632,079
Christopher M. Capone	2/7/2011	77,625	155,250	256,163	183	5,540	8,310	275,726
James P. Laurito	2/7/2011	95,000	190,000	313,500	176	5,340	8,010	265,772
John E. Gould	2/7/2011	67,000	134,000	221,100	0	0	0	0
W. Randolph Groft	2/7/2011	62,500	125,000	212,500	99	3,010	4,515	149,808

(1)
This column provides information about the short-term incentive opportunities established during 2011 for the Named Executive Officers.  The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts when the performance goals were established by the Compensation Committee and the Board of Directors.  Please refer to the “Non-Equity Incentive Plan Compensation” column and “Bonus” column of the Summary Compensation Table for the amount of the short-term incentive award earned by our Named Executive Officers for 2011.  For a brief description of the short-term incentive program, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement, which begins on page 22.

(2)
This column provides information about the performance shares granted under the Long-Term Equity Incentive Plan during 2011 to the Named Executive Officers.  The information included in the “Threshold,” “Target,” and “Maximum” columns reflects the range of potential payouts under the performance shares when the performance goals were established by the Compensation Committee.  The threshold equals 3.3% of the target award and the maximum equals 150% of the target award.  The actual payout will depend on the extent to which we achieve the applicable performance goals during the performance period commencing January 1, 2011 and ending December 31, 2013.  Payment of the performance shares that are earned will be made in the form of shares of the Corporation’s Common Stock in 2014.  An executive’s right to receive the performance shares will be forfeited if he terminates employment with the Corporation for any reason (other than death or retirement) prior to payment of the performance shares.  However, if an executive retires or dies during the performance period, the Board of Directors (or appropriate committee thereof) generally would determine the extent to which the applicable performance goals had been achieved through the fiscal quarter prior to the date of death (or in the case of retirement, over the entire performance period), and the resulting award would be prorated based on the number of days the executive had been employed during the performance period.  Upon a “change in control,” the Board of Directors (or appropriate committee thereof) would determine the extent to which the applicable performance goals have been achieved through the fiscal quarters completed prior to that date and the resulting award would be paid without pro-ration.  The executives have no right to dividends during the performance period and no right to vote the performance shares until they are paid.  For additional information about the performance shares, please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement, which begins on page 22.

(3)
Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each performance share award.  See Note 11 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing these awards.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase shares of the Corporation’s Common Stock that had not been exercised and remained outstanding as of December 31, 2011 and (ii) each award of performance shares and restricted shares or restricted stock units that had not vested and remained outstanding as of December 31, 2011.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Steven V. Lant	4,400	0	48.62	1/7/13	0	0	57,585	3,361,812
Christopher M. Capone	0	0	0	N/A	2,200	128,436	22,500	1,313,550
James P. Laurito	0	0	0	N/A	15,222	888,675	16,035	936,123
John E. Gould	0	0	0	N/A	8,625	503,528	0	0
W. Randolph Groft	0	0	0	N/A	2,200	128,436	13,755	803,017

(1)	Reflects the number of shares underlying outstanding stock options that have vested as of December 31, 2011.

(2)	Reflects the exercise price for each stock option reported in the table. The exercise price equaled the fair market value per share of the underlying option shares on the date of grant.

(3)
Reflects the number of restricted shares and restricted stock units held by each Named Executive Officer.  The restricted shares held by Messrs. Capone and Groft generally vest on February 10, 2013.  The restricted shares held by Mr. Gould generally vest in equal installments on each anniversary of October 1, 2009. The restricted stock units held by Mr. Laurito generally vest in three equal annual installments commencing on November 1, 2014.

(4)
Reflects the product of (i) the number of outstanding restricted shares or restricted stock units, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

(5)
Reflects the aggregate number of performance shares outstanding as of December 31, 2011, assuming performance at the “Superior” level for the 2009–2011, 2010–2012, and 2011–2013 performance cycles.  The performance shares vest based on the extent to which we achieve the applicable performance goals as of the end of the applicable performance period.  Please note that the performance shares for the 2009–2011 performance cycle are included in this column, even though the performance period ended December 31, 2011.  As of the date of this Proxy Statement, the financial information for all the companies in the performance peer group was not yet available and, therefore, we were not able to determine the payout level.

(6)	Reflects the product of (i) the aggregate number of outstanding performance shares, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

2011 Option Exercises and Stock Vested

The following table sets forth information for each Named Executive Officer with respect to the exercise of stock options in 2011, the payment of performance shares for the 2008–2010 performance cycle, and the vesting of restricted shares in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired (#) (2)	Value Realized ($) (3)
Steven V. Lant	0	0	4,808	259,604
Christopher M. Capone	0	0	1,538	83,043
James P. Laurito	0	0	0	0
John E. Gould	0	0	2,875	149,989
W. Randolph Groft	800	3,864	3,149	153,955

(1)
Reflects the product of (i) the number of shares acquired upon the exercise of the stock option, multiplied by (ii) the excess of the closing price per share of CH Energy Group’s Common Stock on the date of exercise over the per share exercise price of the stock option.

(2)
Reflects the performance shares awarded in 2008 to Messrs. Lant and Capone that were paid in 2011.  The relevant financial information for all the companies in the peer group for the 2008–2010 performance cycle was not available until May 2011.  Because the payout of the awards did not occur until May, the Committee provided that, at the time the performance shares were paid, each executive would receive additional shares with a value equal to dividends that the executives would have received on the earned performance shares had they instead been paid on January 1, 2011.  Also reflects the restricted shares held by Mr. Gould and restricted shares held by Mr. Groft that vested in 2011.

(3)	Reflects the product of (i) the number of shares acquired, multiplied by (ii) the closing price of those shares upon acquisition.

2011 Pension Benefits

The following table sets forth information regarding the pension benefits, if any, of the Named Executive Officers.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Steven V. Lant	Retirement Income Plan Supplemental Executive Retirement Plan Retirement Benefit Restoration Plan	30 yrs., 2 mos. 30 yrs., 2 mos. 30 yrs., 2 mos.	1,871,500 3,748,700 511,100	0 0 0
Christopher M. Capone	Retirement Income Plan Supplemental Executive Retirement Plan Retirement Benefit Restoration Plan	9 yrs., 8 mos. 9 yrs., 8 mos. 9 yrs., 8 mos.	486,000 414,600 2,700	0 0 0
James P. Laurito (3)	Retirement Income Plan Supplemental Executive Retirement Plan Retirement Benefit Restoration Plan	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
John E. Gould (3)	Retirement Income Plan Supplemental Executive Retirement Plan Retirement Benefit Restoration Plan	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A
W. Randolph Groft (3)	Retirement Income Plan Supplemental Executive Retirement Plan Retirement Benefit Restoration Plan	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A

(1)	The formal name of each plan is as follows:

•	Retirement Income Plan of Central Hudson Gas & Electric Corporation (the “RIP”)

•	CH Energy Group, Inc. Supplemental Executive Retirement Plan (the “SERP”)

•	Central Hudson Retirement Benefit Restoration Plan (the “RBRP”)

(2)
The present value of accumulated benefits was prepared based on the same assumptions used in the Consolidated Financial Statements contained in the Annual Report, including (i) a 4.5% discount rate for the RIP and a 4.6% discount rate for the SERP and RBRP, (ii) the Retirement Plan 2000 Combined Table Projected to 2017, no collar adjustment, and (iii) a retirement age of 61 under the SERP and a retirement age of 55 under the RIP and the RBRP.

(3)
These defined benefit retirement plans are closed, meaning that new hires are not eligible to participate.  Therefore, neither Mr. Laurito nor Mr. Gould participates in these plans.  Mr. Groft does not participate in CH Energy Group’s defined benefit pension program because he is an employee at Griffith, which historically has not provided defined benefit retirement plans to its executives.

Description of Defined Benefit Retirement Plans

The retirement program is designed to provide each of Mr. Lant and Mr. Capone with a retirement benefit equal to 57% of his applicable final average pay (as defined below) at age 61 with 30 years of service.  The program consists primarily of the RIP and the SERP.  Benefit accruals under prior non-qualified plans have been frozen.  A more detailed description of each of the defined benefit plans that comprise CH Energy Group’s retirement program follows.

Retirement Income Plan.  The RIP is a tax-qualified defined benefit plan and generally covers all employees of Central Hudson hired prior to January 1, 2008.  Each of Mr. Lant and Mr. Capone is a RIP participant and eligible for a RIP benefit.  The RIP benefit is based on a “service” formula and an “account” formula.

Service formula.  Each of Mr. Lant and Mr. Capone is entitled to receive benefits under the RIP based on a service formula, which equals the sum of the following two benefits:

•
The regular service benefit equals the sum of the benefit earned each year after October 1, 2003, based on 2% of “annual compensation” for each year of benefit service beginning before age 50 and 2.5% for each such year beginning after age 50.  The term “annual compensation” means base salary at October 1, plus, for periods after 2004, short-term incentives in the prior 12 months.

•
The supplementary past service benefit equals a participant’s years of benefit service at October 1, 2003 multiplied by the sum of 1.45% of “average earnings” up to $37,500 and 1.75% of average earnings in excess of $37,500.  If larger, a participant will receive the prior regular service benefit at September 30, 2003.  The term “average earnings” means the average of 100% of base salary at October 1, 2001 and 2002, and 50% of base salary at October 1, 2000 and 2003.

However, the sum of the two benefits described above may not exceed the maximum service benefit, which equals the product of (i) 57% of a participant’s highest consecutive three-year average of base salary and short-term incentive during the ten-year period that precedes the participant’s termination of employment, multiplied by (ii) a fraction, the numerator of which is the participant’s years of benefit service (not to exceed 30) and the denominator of which is 30.  The benefit is reduced by 0.333% for each full month the benefit begins before age 61.

The service formula benefit is payable as a monthly life annuity following normal retirement at age 65.  The monthly benefit (unreduced for early commencement) is also payable following early retirement at or after age 55 with at least 10 years of service.  Participants who retire on or after attaining age 58 receive a supplemental Social Security retirement benefit that commences on the later of the participant’s retirement date or age 59.  This supplemental retirement benefit ceases once the participant has attained Social Security retirement age (or after twenty-four monthly payments, if earlier).  The supplemental benefit is equal to 80% of the estimated value of the participant’s primary monthly Social Security benefit.  The service formula benefit may also be paid in certain joint and survivor annuity forms that provide a reduced monthly amount for the participant’s life and, following the participant’s death, payment for a named beneficiary’s life.  The RIP generally provides pre-retirement death benefits to a participant’s surviving spouse.

Account formula.  Mr. Lant also has a hypothetical account balance under the RIP that is credited with the aggregate of the following amounts:

•	For participants on January 1, 1987, 10% of the participant’s base salary on that date.

•	For participants on September 30, 1991, 5% of the participant’s base salary on that date.

•	For participants on September 30, 1997, 5% of the participant’s base salary on that date.

•	For participants on September 30, 1999, 5% of the participant’s base salary on that date.

•	Annual interest, generally based on the yield for 30-year Treasury Bonds.

Following termination of employment, a participant may receive the hypothetical account balance as a lump sum.  Certain annuity forms of payment, which are the actuarial equivalent of the account balance, are also available.  If the participant dies before payment begins, the account balance is payable in a lump sum to the participant’s beneficiary (or, if the beneficiary is the participant’s spouse, as a lump sum or an annuity).

Supplemental Executive Retirement Plan.  Each of Mr. Lant and Mr. Capone participates in the SERP.  The SERP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees.  A participant’s SERP benefit becomes vested if, while employed by CH Energy Group or its affiliates, he or she attains the normal retirement age of 61 or his or her early retirement date of age 55 with 10 years or more of vesting service, or a change in control occurs.  A participant will forfeit his or her SERP benefit (whether or not vested at the time) if his or her employment with CH Energy Group is terminated for “cause.”

The SERP retirement benefit of a participant equals the excess, if any, of the (i) participant’s normal retirement benefit or early retirement benefit described below, over (ii) the actuarial equivalent of the participant’s cumulative benefits under the RIP (excluding the account benefit component) and RBRP (excluding the account benefit component), each calculated as though paid in the form of a single life annuity as the normal retirement benefit becomes payable under the SERP.

•
Normal Retirement Benefit.  If a participant terminates employment on or after the date he or she attains age 61, he or she will be entitled to a normal retirement benefit.  The annualized normal retirement benefit is equal to (i) 57% of the participant’s highest consecutive three-year average of base salary and short-term incentive during the ten-year period that precedes the participant’s termination of employment, multiplied by (ii) a fraction, the numerator of which is the participant’s years of benefit service under the RIP (not to exceed 30) and the denominator of which is 30.

•
Early Retirement Benefit.  Upon the participant’s vested termination of employment before the date he or she attains age 61, the participant will be entitled to an early retirement benefit equal to the normal retirement benefit (described above) reduced by 0.333% for each full month by which his or her benefit commencement date precedes the date the participant attains age 61.

The SERP retirement benefit commences on the first day of the seventh month following the participant’s vested termination of employment and is paid monthly in the form of a life annuity elected by the participant, except that a participant who is vested solely as a result of a change in control shall commence receiving payment on the later of the first day of the seventh month following his or her termination of employment or age 55.  The normal form of benefit under the SERP is a single life annuity for single participants and a joint and 100% survivor annuity for married participants.  However, participants may select a single life annuity or a 30%, 40%, 50%, 75%, or 100% joint and survivor annuity (or other annuity permitted by CH Energy Group).  If elected by the participant, upon the death of the participant’s spouse the surviving participant’s monthly annuity may be converted to the single life annuity the participant would have received, had he or she elected a single life annuity at retirement.

A SERP benefit is also payable if a participant is vested in his or her benefit at the time of his or her death or disability.  A participant’s compensation and years of additional benefit service provided under a change in control agreement between CH Energy Group and the participant will be used in calculating the participant’s SERP benefit if the participant’s vested termination occurs in connection with a change in control.

For more information on the death, disability, and change in control benefits under the SERP, please refer to the applicable description under the heading “Potential Payments Upon Termination or Change in Control” on page 53 of this Proxy Statement.

Central Hudson Retirement Benefit Restoration Plan.  Each of Mr. Lant and Mr. Capone participates in the RBRP.  The RBRP is an unfunded, unsecured pension benefit plan for a select group of highly compensated employees.  As of December 31, 2005, the RBRP was terminated with respect to any participant who was not vested, closed to new participants, and frozen with respect to additional benefit accruals of vested participants.  The RBRP provides a benefit in excess of the Internal Revenue Service (“IRS”) compensation and benefit limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code, respectively, with respect to the service benefit component of the RIP and the account benefit component of the RIP.  The pension benefit under the RBRP is calculated as the excess, if any, of (x) the participant’s RIP benefit as of December 31, 2005, without regard to the Section 401(a)(17) compensation limit ($210,000 for 2005) and without regard to the Section 415 benefit limitation ($170,000 for 2005) over (y) the participant’s actual RIP benefit as of December 31, 2005.  Compensation and years of service under the RBRP have the same meanings provided under the RIP.  Benefits generally become payable under the RBRP on the later of (i) the participant’s 55th birthday or (ii) the six-month anniversary of the participant’s termination of employment.  Benefits are payable in the form of a life annuity or any other actuarially equivalent annuity form available under the SERP, as selected by the participant prior to the commencement date.

2011 Nonqualified Deferred Compensation

The following table sets forth information regarding the nonqualified deferred compensation of our Named Executive Officers as of December 31, 2011.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Steven V. Lant	0	0	74,631	0	380,608
Christopher M. Capone	0	0	0	0	0
James P. Laurito	30,400	0	(1,897)	0	58,106
John E. Gould	0	60,000	6,825	0	174,454
W. Randolph Groft	21,588	27,030	57,206	0	405,296

(1)
Each Named Executive Officer is eligible to defer base salary, short-term incentive awards, and performance shares under the terms of the Directors and Executives Deferred Compensation Plan, described below.  The “Executive Contributions in Last FY” column shows the aggregate deferrals for each Named Executive Officer during 2011.  The 2011 base salary deferrals are included in the “Salary” column, and the 2011 short-term incentive deferrals are included in the “Non-Equity Incentive Plan Compensation” and “Bonus” columns of the Summary Compensation Table.

(2)
Mr. Gould received a company contribution to his account under the Directors and Executives Deferred Compensation Plan of $60,000.  This amount is reflected in the “All Other Compensation” column of the Summary Compensation Table.  Mr. Groft receives a profit sharing contribution to his 401(k) plan.  His aggregate contribution over the past several years exceeded the IRS limits applicable to 401(k) plans, and therefore $27,030 of the prior contributions to his account under the 401(k) plan was reallocated to the Directors and Executives Deferred Compensation Plan in 2011.  This amount was previously earned by Mr. Groft and was reported as compensation in the Summary Compensation Table for prior years.

(3)
The aggregate balance as of December 31, 2011 for each Named Executive Officer includes prior deferrals of base salary, short-term incentives, and performance shares that were previously earned and reported as compensation on the Summary Compensation Table for prior years.  For example, from 2000–2010, our Named Executive Officers deferred the following amounts under the Directors and Executives Deferred Compensation Plan that were previously reported as compensation in the Summary Compensation Table:  (i) Mr. Lant: $290,287; (ii) Mr. Capone: $90,060; (iii) Mr. Laurito: $29,600; (iv) Mr. Gould: $103,750; and (v) Mr. Groft: $226,020.  These amounts have since been adjusted, pursuant to the terms of the Directors and Executives Deferred Compensation Plan, for investment performance (e.g., earnings and losses), deferrals credited during 2011 and in-service distributions.

Description of Directors and Executives Deferred Compensation Plan

The amounts reflected in the above table are maintained under the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan, which is an unfunded, unsecured deferred compensation plan for Directors and a select group of highly compensated employees.  Under the Directors and Executives Deferred Compensation Plan, our Named Executive Officers may elect to defer up to 50% of their base salary and up to 100% of their short-term incentive and performance shares on a pre-tax basis.  Payments are made under the Directors and Executives Deferred Compensation Plan in cash at certain future dates specified by participants or upon his or her earlier termination of employment, death or disability.  If a participant terminates employment on or after age 55, as a result of his or her long-term disability or in certain circumstances in connection with a “change in control” of CH Energy Group, then amounts credited to his or her account generally will be paid in a lump sum or in equal quarterly installments over a period of five, ten, or fifteen years as elected by the participant.  Otherwise, amounts are payable in a single lump sum.  CH Energy Group may accelerate payment in the event of a participant’s “financial hardship.” Moreover, a participant may elect to receive an immediate distribution of all or a portion of any amounts that were deferred and fully vested prior to January 1, 2005 (and related earnings), provided, however, that he or she will forfeit 10% of the amount of his or her account(s) that he or she has elected to receive.  The deferred compensation is credited with earnings, gains, and losses in accordance with deemed investment elections made by participants from among various crediting options established by CH Energy Group from time to time.  For 2011, the investment options tracked returns on CH Energy Group’s Common Stock and returns under publicly available and externally managed investment funds such as mutual funds.  In general, participants are permitted to change their investment elections daily; but they may only change their investment elections with respect to CH Energy Group’s Common Stock during limited window periods authorized by CH Energy Group.

Potential Payments Upon Termination or Change in Control

CH Energy Group has entered into agreements and maintains plans and arrangements that require CH Energy Group or its successors to pay or provide compensation and benefits to its Named Executive Officers in the event of certain terminations of employment or a change in control of CH Energy Group.  The estimated amount of compensation and benefits payable or provided to each Named Executive Officer in each situation is summarized below.

These estimates are based on the assumption that the various triggering events occur on December 31, 2011.  We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event.  The actual amounts that would be paid to a Named Executive Officer upon certain terminations of employment or upon a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a Named Executive Officer has earned prior to the applicable triggering event, such as equity awards or other incentives that have previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs.  As a result, it does not provide information on the payout of the performance shares for the 2009–2011 performance cycle and the 2011 short-term incentive, as both of these awards were earned as of December 31, 2011 in accordance with their terms, regardless of whether the executive terminated employment or a change in control occurred.  In this regard, please refer to the “2011 Outstanding Equity Awards at Fiscal Year-End” table for a complete summary of each Named Executive Officer’s equity awards and the “2011 Pension Benefits” table for a complete summary of each Named Executive Officer’s retirement benefit.

Voluntary Termination or Involuntary Termination For Cause

CH Energy Group does not maintain any plans or arrangements that would provide benefits to our Named Executive Officers solely as a result of a voluntary termination (other than upon “retirement” as described below) or an involuntary termination for cause.

Involuntary Termination without Cause or for Good Reason

Pursuant to its corporate policy, CH Energy Group would have provided each Named Executive Officer with outplacement services from a recognized outplacement provider with a value not to exceed $30,000 in the event of the executive’s involuntary termination without “cause” on December 31, 2011.

Pursuant to his employment agreement, Mr. Gould also would be entitled to the following benefits if the Corporation were to terminate his employment without “cause” or he terminates for “good reason”:

•	An amount equal to his base salary and target annual incentive through the remainder of his employment term (i.e., through December 31, 2014), payable in equal monthly installments over one year.

•
An amount credited to his account under the Directors and Executives Deferred Compensation Plan equal to the retirement credits that he would have received had he remained employed through the remainder of his employment term.

•	Full vesting of any unvested restricted shares.

The terms “cause” and “good reason” are defined under the heading “Qualifying Termination Following Change in Control” on page 56.  As a condition to Mr. Gould’s entitlement to receive severance benefits under his employment agreement, he must not solicit the employees or customers of the Corporation and must comply with a confidentiality restriction.

Based on the above, the Corporation would have provided each of the Named Executive Officers listed below with the following estimated payments and benefits if he had been terminated without cause or resigned for good reason on December 31, 2011:

Executive	Cash Severance	Outplacement	Deferred Compensation Credit	Restricted Shares (1)	Total
Steven V. Lant	0	$30,000	0	0	$30,000
Christopher M. Capone	0	$30,000	0	0	$30,000
James P. Laurito	0	$30,000	0	0	$30,000
John E. Gould	$1,407,000	$30,000	$200,000	$503,528	$2,140,528
W. Randolph Groft	0	$30,000	0	0	$30,000

(1)
The value of Mr. Gould’s restricted shares equals the product of (i) the number of unvested shares, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

Retirement or Death

•
Performance Shares.  Except as otherwise provided below, a Named Executive Officer would forfeit his right to all outstanding performance shares, if any, for the 2011–2013 and the 2010–2012 performance cycles if his employment terminated during the applicable performance period.  However, if the executive had retired or died during a performance period, then the Board of Directors (or appropriate committee thereof) would have determined the extent to which the applicable performance goals had been achieved through the fiscal quarter prior to the date of death (or in the case of retirement, over the entire performance period), and the resulting award would have been prorated based on the number of days the executive had been employed during the performance period.  Such amounts would have been paid in a single lump sum in the form of shares of the Corporation’s Common Stock.  For this purpose, the term “retirement” means termination of employment either (i) at or after age 65 or (ii) at or after age 55 with at least 10 years of service pursuant to the early retirement provisions of the RIP.

•
Restricted Shares and Restricted Stock Units.  Upon death, all restricted shares and restricted stock units held by each of Messrs. Capone, Gould, Laurito, and Groft would have become fully vested.  However, vesting does not accelerate upon retirement.

Based on the above, CH Energy Group would have provided each Named Executive Officer or the executive’s beneficiary with the following estimated payments, in a lump sum, if on December 31, 2011, the executive had “retired” from or died while employed with CH Energy Group or its affiliates.

	Performance Shares
Executive	2010-2012 Performance Period (1)	2011-2013 Performance Period (2)	Restricted Shares/Units (3)	Total
Steven V. Lant	$567,843	$247,142	0	$814,985
Christopher M. Capone	$219,898	$107,808	$128,436	$456,142
James P. Laurito	$208,222	$103,916	$888,675	$1,200,813
John E. Gould	0	0	$503,528	$503,528
W. Randolph Groft	$140,890	$58,575	$128,436	$327,901

(1)
The value of the performance shares for the 2010–2012 performance period equals the product of (i) the number of performance shares earned assuming a payout of 100% of target, prorated based on the performance of services during 2/3 of the performance period, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

(2)
The value of the performance shares for the 2011–2013 performance period equals the product of (i) the number of performance shares earned assuming a payout of 100% of target, prorated based on the performance of services during 1/3 of the performance period, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

(3)
Unlike the performance shares described above, the restricted shares and restricted stock units held by Messrs. Capone, Laurito, Gould, and Groft become fully vested on death but not upon retirement.  The value of the restricted shares and the restricted stock units equals the product of (i) the number of unvested restricted shares or restricted stock units outstanding as of the end of the year, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

Disability

•
SERP.  Only Messrs. Lant and Capone participate in the SERP.  As described below, an eligible executive’s termination of employment due to disability can result in enhanced benefits under the SERP.  Specifically, if an eligible executive who was vested under the SERP had become disabled (within the meaning of our long-term disability plan) on December 31, 2011, then his benefit would have been calculated as if he had received additional years of benefit service (up to 5), consistent with the disability crediting rules under the RIP.  For additional information about the SERP, please refer to the “2011 Pension Benefits” section of this Proxy Statement on page 49.

•
Mr. Gould’s Employment Agreement.  Upon Mr. Gould’s disability, he would have been entitled to the following benefits under his employment agreement: (i) continued base salary for 18 months, (ii) his target annual incentive for the year in which his disability occurred, (iii) the retirement credit for the year in which his disability occurred unless previously credited, and (iv) full vesting of his restricted shares.

•
Restricted Shares and Restricted Stock Units.  Upon disability, all outstanding restricted shares and restricted stock units held by Messrs. Capone, Laurito, Gould, and Groft would have become fully vested.

Based on the above, CH Energy Group would have provided each of the Named Executive Officers listed below with the following estimated payments or benefits if the executive had become “disabled” on December 31, 2011.

Executive	Cash Severance	Additional Service Credit under the SERP (1)	Restricted Shares/Units (2)	Total
Steven V. Lant	0	0	0	0
Christopher M. Capone	0	0	$128,436	$128,436
James P. Laurito	0	0	$888,675	$888,675
John E. Gould	$636,500	0	$503,528	$1,140,028
W. Randolph Groft	0	0	$128,436	$128,436

(1)
The value of the additional service credit under the SERP equals the excess, if any, of (i) the present value of the individual’s vested SERP benefit as of December 31, 2011, calculated as if he remained employed for an additional 5 years, over (ii) the present value of the individual’s vested SERP benefit as of December 31, 2011.  The present value was determined based on the assumptions used in the “2011 Pension Benefits” section of this Proxy Statement on page 49.

(2)
The value of the restricted shares and the restricted stock units held by Messrs. Capone, Laurito, Gould, and Groft, respectively, equals the product of (i) the number of restricted shares or restricted stock units outstanding, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

Change in Control

As described below, each Named Executive Officer would be entitled to accelerated vesting of outstanding performance shares and restricted shares or restricted stock units, along with accelerated vesting of his SERP benefit, if any, in the event of a “change in control” (as defined under the heading “Qualifying Termination Following Change in Control”).

•
Performance Shares.  Upon a change in control, the Board of Directors (or appropriate committee thereof) is required to determine the extent to which the applicable performance goals have been achieved through the full fiscal quarters completed prior to that date, and the resulting award is required to be paid to the executives without pro-ration.  Such amounts would be paid in a single lump sum in the form of either shares or cash.

•
Restricted Shares and Restricted Stock Units.  Upon a change in control, all outstanding restricted shares and restricted stock units held by Messrs. Capone, Laurito, Gould, and Groft would become fully vested.

•
Enhanced SERP Benefit.  Upon a change in control, each of Messrs. Lant and Capone would be fully vested in his benefit under the SERP.  Payment of the SERP benefit will commence upon the later of his termination of employment or attainment of age 55.  For additional information about the SERP, please refer to the “2011 Pension Benefits” section of this Proxy Statement on page 49.

Based on the above, each of the Named Executive Officers listed below would have been entitled to the following estimated payments and benefits from CH Energy Group or its successor in the event that a “change in control” occurred on December 31, 2011.

	Performance Shares
Executive	2010-2012 Performance Period (1)	2011-2013 Performance Period (2)	Restricted Shares/Units (3)(5)	Accelerated Vesting of SERP Benefit (4)	Total
Steven V. Lant	851,764	$741,426	0	$3,678,900	$5,272,090
Christopher M. Capone	$329,847	$323,425	$128,436	$352,800	$1,134,508
James P. Laurito	$312,333	$311,749	$888,675	0	$1,512,757
John E. Gould	0	0	$503,528	0	$503,528
W. Randolph Groft	$211,336	$175,724	$128,436	0	$515,496

(1)
The value of the performance shares for the 2010–2012 performance period equals the product of (i) the number of performance shares earned assuming a payout of 100% of target, without pro-ration, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

(2)
The value of the performance shares for the 2011–2013 performance period equals the product of (i) the number of performance shares earned assuming a payout of 100% of target, without pro-ration, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

(3)
The value of the restricted shares and restricted stock units held by Messrs. Capone, Laurito, Gould, and Groft equals the product of (i) the number of restricted shares or restricted stock units outstanding as of the end of the year, multiplied by (ii) $58.38, which was the closing price of CH Energy Group’s Common Stock on December 30, 2011.

(4)
The value of the accelerated vesting of the SERP benefit equals the excess, if any, of (i) the present value of the individual’s SERP benefit as of December 31, 2011 (whether or not vested), over (ii) the present value of the individual’s vested SERP benefit as of December 31, 2011.  The present value was determined based on the assumptions used in the “2011 Pension Benefits” section of this Proxy Statement on page 49.

(5)	Mr. Groft’s restricted shares would also vest upon a sale of Griffith.

Qualifying Termination Following Change in Control

CH Energy Group has a change in control agreement (“Change in Control Agreement”) with certain of its executive officers, including its Named Executive Officers other than Mr. Gould.  Mr. Gould is subject to an employment agreement described under the heading “Involuntary Termination without Cause or for Good Reason” on page 53.

The Change in Control Agreements generally become effective only upon a change in control of CH Energy Group (as defined below), or if a covered executive is terminated in anticipation of a change in control, and provide certain benefits and protections to the covered executives during the three-year period (a two-year period for Mr. Groft) following a change in control.  For example, the Change in Control Agreements generally provide that an executive’s terms and conditions of employment (including duties, location, base salary, short-term incentive, and benefits) would not be adversely changed during the three-year period (a two-year period for Mr. Groft) following a change in control.  Moreover, the Change in Control Agreements provide that the executive would be entitled to certain severance benefits if, during the three-year period (a two-year period for Mr. Groft) following a change in control, the executive’s employment were terminated without “cause” or the executive terminated his employment for “good reason.” In general, the executive would be entitled to receive:

•	A prorated short-term incentive based on the average of the executive’s last three pre-change in control short-term incentives (“Average Annual Incentive”), paid in a lump sum.

•	An amount equal to three times (or two times for Mr. Groft) the sum of the executive’s base salary and Average Annual Incentive, payable in 12 equal monthly installments.

•	Outplacement services from a recognized outplacement provider, with a value not to exceed $30,000.

•
Continued welfare benefits (including health care benefits) for a period of three years (a two-year period for Mr. Groft) following termination, subject to mitigation upon receiving similar benefits from another employer.

•
For each of Messrs. Lant and Laurito only, a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to him, whether pursuant to the change in control agreement, performance share or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code.  The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments exceeds 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax.  If the parachute value of the payments does not exceed the 110% threshold, the executive’s payments will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”  In contrast, the other Named Executive Officers (i.e., Messrs. Capone and Groft) would be responsible for paying the applicable excise taxes under Section 280G imposed on any payments under the Change in Control Agreement, employment agreement or otherwise, but any payments subject to the excise tax would be reduced if such reduction provides a larger after-tax benefit than if the excise tax applied.

•
Reimbursement for all legal fees and expenses reasonably incurred in asserting his rights under the Agreements, regardless of the outcome of the dispute (unless a tribunal determines that the executive’s position was frivolous or maintained in bad faith).  For purposes of the above calculations, we have assumed that the executive will not incur legal fees to enforce his rights under the Change in Control Agreement.

Definitions.  For purposes of the Change in Control Agreement, the following words have the meanings set forth below.

•
Change in control.  A change in control generally means any of the following: (i) an acquisition of 20% or more of CH Energy Group’s Common Stock; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a business combination in which any one of the following is true: our former shareholders do not hold at least 60% of the combined enterprise; there is a 20%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in CH Energy Group); or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) shareholder approval of a complete liquidation.

•
Cause.  The term “cause” generally means: (i) the willful and continued failure of the executive to perform his or her duties; (ii) the willful engaging by the executive in illegal conduct or gross misconduct; (iii) the repeated use of alcohol by the executive that materially interferes with his or her duties, use of illegal drugs by the executive, or a violation of our drug or alcohol policies; (iv) a conviction, guilty plea, or plea of nolo contendere of the executive for any crime involving moral turpitude or for any felony; (v) a breach by the executive of his or her fiduciary duties of loyalty or care or a material violation of the Code of Business Conduct and Ethics, or similar policies; or (vi) the breach by the executive of the confidentiality provision of the applicable agreement.

•
Good Reason.  The term “good reason” generally means: (i) any material reduction in the executive’s authority, duties, or responsibilities; (ii) any failure by CH Energy Group to maintain the executive’s base salary, short-term incentive, and benefits levels; (iii) any required relocation of the executive’s office of 50 miles or more; (iv) any purported termination of the executive’s employment otherwise than as expressly permitted by the applicable agreement; or (v) any failure by CH Energy Group to require a successor to assume the applicable agreement.

Enhanced SERP Benefit.  If a Named Executive Officer were entitled to benefits under his or her Change in Control Agreement following a change in control, then his or her SERP benefit, if any, would be calculated as if he or she had remained employed for a three-year period following the change in control.  Payment of the additional SERP benefit would commence upon the later of the executive’s termination of employment or attainment of age 55.  Only Messrs. Lant and Capone are eligible for a SERP benefit.  For additional information about the SERP, please refer to the “2011 Pension Benefits” section of this Proxy Statement on page 49.

Non-Solicitation and Non-Competition Provisions.  As a condition to each executive’s entitlement to receive severance benefits under the Change in Control Agreement, each Named Executive Officer must not solicit employees of CH Energy Group and its successor for a one-year period following termination of employment and must comply with a confidentiality restriction.  The acquiring or successor entity generally retains the right to suspend certain payments and pursue judicial remedies in the event that an executive breaches any of his confidentiality, non-solicitation or similar obligations.  Moreover, a terminated executive is required to sign a release of all claims against CH Energy Group, the acquiring or successor entity and any of their officers, directors, employees, or shareholders prior to receiving severance benefits under the Change in Control Agreements.

Based on the above, each of the Named Executive Officers listed below would have been entitled to the following estimated payments and benefits from CH Energy Group or its successor if a “change in control” occurred on December 31, 2011, and the executive’s employment was terminated without “cause” or the executive terminated his or her employment for “good reason” immediately following such change in control.  These benefits would be in addition to the payments and benefits described in the change in control table immediately above.

Name	Cash Severance (1)	Outplacement Services	Continued Healthcare Benefits (2)	Continued Welfare Benefits (other than Healthcare) (3)	Enhanced Retirement Benefit (4)	Section 280G Gross-up (5)(6)	Total
Steven V. Lant	$2,594,775	$30,000	$52,200	$7,812	0	$1,902,019	$4,586,806
Christopher M. Capone	$1,437,234	$30,000	$43,400	$5,412	$271,700	0	$1,787,746
James P. Laurito	$1,724,004	$30,000	$52,200	$5,956	0	$1,390,414	$3,202,574
John E. Gould	$1,407,000	$30,000	$11,600	0	$200,000	0	$1,648,600
W. Randolph Groft (7)	$782,104	$30,000	$29,800	$2,308	0	0	$844,212

(1)
Assumes termination of employment on December 31, 2011, at which time the short-term incentive for 2011 was earned in accordance with its terms.  Therefore, cash severance does not include any prorated Average Annual Incentive for 2011.

(2)
The present value of the continued healthcare benefits is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, Compensation – Retirement Benefits.  The values assume continued healthcare coverage for the individual and his spouse for the three-year continuation period (a two-year period for Mr. Groft).  See Note 11 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing of the continued health care benefits.

(3)	Represents the premiums for continued group life insurance in excess of $50,000 during the three-year continuation period (a two-year period for Mr. Groft).

(4)
The value of the enhanced retirement benefit for Mr. Capone equals the present value of the increase in the individual’s SERP benefit as of December 31, 2011, calculated as if he had remained employed for an additional three-year period following termination.  The present value was determined based on the assumptions used in the “2011 Pension Benefits” section of this Proxy Statement on page 49.  The value of Mr. Gould’s enhanced retirement benefit equals the retirement credits that he would have received under the Directors and Executives Deferred Compensation Plan had he remained employed for the entire employment term.

(5)
Section 280G of the Internal Revenue Code applies if there is a change in control of CH Energy Group, compensation is paid to a Named Executive Officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2006–2010 if the change in control occurs in 2011).  If Section 280G applies, then the Named Executive Officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes.  Moreover, CH Energy Group is denied a federal income tax deduction for the excess parachute payments.  The amounts in the Section 280G Gross-Up column reflects a tax gross-up for the excise and related taxes, as required under the terms of the Change in Control Agreement for each of Messrs. Lant and Laurito described above.  The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state, and local income and employment tax rate of 45.27%, (ii) discount rates of 0.24% and 1.53%, (iii) a closing price of CH Energy Group’s Common Stock on December 30, 2011 of $58.38 per share, and (iv) no amounts were allocated to the non-solicitation or non-competition covenants contained in the employment agreements.  Neither Messrs. Capone, Groft nor Gould is eligible to receive this tax gross-up.

(6)
On February 10, 2010, the Board of Directors, acting in accordance with the recommendation of the Compensation Committee, determined that CH Energy Group will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions.

(7)	Mr. Groft also would be entitled to these benefits in the event he incurred a qualified termination in connection with a sale of Griffith.

Director Compensation

CH Energy Group’s Director compensation program is designed to enhance our ability to attract and retain highly qualified Directors and to align their interests with the long-term interests of our shareholders.  The program consists of both a cash component, designed to compensate independent Directors for their service on the Board and its Committees, and an equity component, designed to align the interests of independent Directors and shareholders.  Mr. Lant receives no compensation for his service on the Board.

Cash Compensation.  Effective July 1, 2011, the basic annual cash retainer paid to independent Directors was increased from $60,000 to $65,000.  The cash retainer is paid quarterly, in advance, in four equal installments to each person serving as an independent Director at the time when the particular quarterly payment is made.  Independent Directors who serve as a Committee Chair or as the Lead Independent Director of the Board receive an additional annual retainer.  The positions carrying the payment of an additional retainer and the annual amount of such additional annual retainer during 2011 were as follows: Lead Independent Director ($7,500); Chair of the Audit Committee ($10,000); Chair of the Governance and Nominating Committee ($7,500); Chair of the Compensation Committee (increased from $7,500 to $10,000 effective July 1, 2011); and Chair of the Strategy and Finance Committee ($7,500).  These additional retainers are generally paid quarterly, in advance, and are prorated based on the period of service of a Director during the year in any of those positions.

Equity Compensation.  During 2011, the equity component of annual compensation for each independent Director was fixed at a number of deferred stock units of the Corporation’s Common Stock having an aggregate value approximately equal to $65,000.  Effective July 1, 2011, this equity value was increased to $70,000.  Except as provided below, the deferred stock units were credited to each Director’s account under the Directors and Executives Deferred Compensation Plan in four equal installments to the account of each person serving as an independent Director at the time when the particular quarterly installment was credited.  Except as provided below, the program generally requires this credit to remain invested in deferred stock units until the termination of the Director’s service on the Board and to be paid only in cash after termination of Board service.

Under the Director stock ownership guidelines, each Director is required to accumulate within 5 years, and to hold during his or her service on the Board, at least 6,000 shares of the Corporation’s Common Stock.  If a Director satisfies the then-applicable stock ownership guidelines, he or she generally will no longer receive future credits of deferred stock units to his or her stock account.  Instead, the value of any future credits of deferred stock units will be paid to the Director in cash or deferred under the Directors and Executives Deferred Compensation Plan at the election of the Director.  If deferred, the amounts may be invested by the Director in any investment option available under the plan.  As of December 31, 2010, each Director had satisfied the applicable stock ownership guidelines, and therefore, none of the Directors received a credit of deferred stock units for 2011 under the Directors and Executives Deferred Compensation plan.

Directors and Executives Deferred Compensation Plan.  An independent Director also may elect to defer payment of all or part of the cash compensation received as a Director under CH Energy Group’s Directors and Executives Deferred Compensation Plan.  If the Director so elects, any deferred cash compensation may be credited to a bookkeeping account of deferred stock units, the value of which is tied to the value of the Corporation’s Common Stock, or to other investment options provided under the Directors and Executives Deferred Compensation Plan from time to time.  Compensation deferred in accordance with the Directors and Executives Deferred Compensation Plan is paid to a Director (adjusted to reflect investment earnings and losses) at the time the Director ceases being a member of the Board of Directors, either in a lump sum or over a period of time depending on the circumstances of cessation and/or distribution elections.  Directors may elect each year whether to receive that year’s deferrals in a lump sum or in quarterly installments over a period of either five, ten, or fifteen years if they retire or become disabled within 24 months after a change in control.

The following table sets forth information regarding compensation for the year ended December 31, 2011 for the Directors, other than Mr. Lant.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($) (2)
Margarita K. Dilley	140,000	140,000
Steven M. Fetter	137,500	137,500
Stanley J. Grubel	138,750	138,750
Manuel J. Iraola	130,000	130,000
E. Michel Kruse	137,500	137,500
Jeffrey D. Tranen	137,500	137,500
Edward T. Tokar	130,000	130,000
Ernest R. Verebelyi	130,000	130,000

(1)
Reflects the cash annual retainer, as well as Lead Independent Director and committee chair fees, paid to the independent Directors for service on the Board.  Independent Directors receive no other cash compensation for service on the Board.

(2)
CH Energy Group did not grant any stock options to Directors in 2011.  The outstanding stock options, which were granted on January 1, 2003, and have an exercise price per share of $48.62, are held by the following independent Directors in the following number of shares: Mr. Grubel (1,000); and Mr. Kruse (1,000).  The stock options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.  The stock options were fully vested on the date of grant.

PROPOSAL NO. 2 - ADVISORY (NON-BINDING) VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

CH Energy Group realizes that executive compensation is an important topic for its shareholders.  As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we included two shareholder votes on executive compensation in the 2011 proxy statement.  In those votes, which were advisory and not binding, the shareholders approved the compensation of the Named Executive Officers as disclosed in the 2011 proxy statement (commonly referred to as a “say-on-pay” vote) and approved the Board’s recommendation to hold future say-on-pay votes on an annual basis.  As a result, shareholders will again have an opportunity to cast an advisory, non-binding vote to approve the compensation of the Named Executive Officers as disclosed in the 2012 Proxy Statement.  In connection with this proposal, the Board of Directors encourages shareholders to review in detail the description of the executive compensation program that is set forth in the Executive Compensation section of this Proxy Statement.

The Corporation’s philosophy regarding executive compensation is to pay for performance.  As described in the Compensation Discussion & Analysis (“CD&A”) section above, and the tables and narrative that follow the CD&A section, the Corporation’s compensation structure reflects a mix of different compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.  A significant portion of the Corporation’s executive compensation program involves variable compensation elements that are tied to CH Energy Group’s key performance objectives.  The aim of this approach is to attract, motivate, and retain experienced, talented and performance-driven executives who are essential to the short- and long-term success of the Corporation.

The Compensation Committee of the Board of Directors is responsible for overseeing and evaluating the structure and effectiveness of the Corporation’s compensation program.  With the assistance of independent compensation consultants, the Committee also regularly reviews and assesses the best practices concerning executive compensation.  The Compensation Committee and the Board of Directors believe that the Corporation’s executive compensation program is aligned with the objective of increasing short- and long-term shareholder value.

The Board of Directors requests the Corporation’s shareholders to approve the below resolution at the 2012 Annual Meeting of Shareholders

RESOLVED, that the shareholders of CH Energy Group, Inc. (the “Corporation”) approve, on an advisory basis, the compensation paid to the Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narratives set forth in the Corporation’s Proxy Statement relating to its 2012 Annual Meeting of Shareholders.

The Board of Directors values the opinions and input of the Corporation’s shareholders, and it is confident that the results of the say-on-pay vote will provide important insight on shareholder views regarding executive compensation.  This say-on-pay vote is advisory and is not binding on CH Energy Group, its Board of Directors, or its Compensation Committee.  As such, the Compensation Committee and the Board will not be required to take any action or to modify the Corporation’s executive compensation program as a result of the vote.  However, the Compensation Committee and the Board will carefully review the voting results and will consider the results as the Committee and Board evaluate future decisions concerning executive compensation.

Vote Required for Advisory Approval of Named Executive Officer Compensation

Approval of this Proposal No. 2 requires the affirmative vote of a majority of the votes cast in person or by proxy.

Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS BY VOTING “FOR”
PROPOSAL NO. 2

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Corporation’s independent public accountants for 2012.  Although shareholder approval of the Audit Committee’s appointment is not required by law, the Board of Directors believes that it is good corporate governance to give shareholders an opportunity to ratify this selection.  If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

Even if the appointment is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.  They will be available to respond to appropriate questions.

Additional information regarding fees paid to PricewaterhouseCoopers LLP can be found in the “Report of the Audit Committee,” which begins on page 17.

Vote Required for Ratification of Appointment of Independent Public Accountants

Shareholder approval is not required for the appointment of PricewaterhouseCoopers LLP, as the Audit Committee of the Board of Directors has the sole responsibility for selecting auditors.  However, the appointment is being submitted for ratification at the Annual Meeting.  Ratification of this Proposal No. 3 requires the affirmative of a majority of the votes cast in person or by proxy.  Abstentions and broker non-votes are voted neither “FOR” nor “AGAINST” and have no effect on the vote but are counted in the determination of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3

OTHER MATTERS

The Board of Directors does not know of any matters to be brought before the Annual Meeting other than those referred to in the notice hereof.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

Denise D. VanBuren
Corporate Secretary and Vice President – Corporate Communications

March 21, 2012

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Route to CH Energy Group, Inc.

From New York City Area:
•     Taconic State parkway North to
          Interstate 84 (I-84)
•     I-84 West to Exit 13 (Route 9)
•     Turn right off ramp onto Route 9 North
•     Route 9 approximately 12 miles to the
         Academy Street / South Avenue Exit
•     Bear left at end of ramp and go
          under overpass
•     Turn right into CH Energy Group, Inc.
          entrance

From Connecticut:
•     I-84 West to Exit 13 (Route 9)
•     Continue as above

From Pennsylvania:
•     I-84 East to Exit 13 (Route 9)
•     Turn left off ramp onto Route 9 North
•     Continue as above

From New Jersey and Upstate New York:
•     New York State Thruway (I-87) to Exit 18 (New Paltz)
•     Turn right onto Route 299
•     Route 299 approximately 5 miles, turn
          right onto Route 9W South
•     Route 9W approximately 2 miles, bear
          right for FDR/Mid-Hudson Bridge
•     After crossing bridge take first right
          (Route 9 South)
•     Route 9 approximately 1 mile to
          Academy Street/South Avenue exit
•     Bear right off exit ramp into CH Energy
          Group, Inc. entrance

c/o Corporate Election Services PO Box 3200 Pittsburgh, PA 15230-3200

Vote By Telephone
Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on Monday, April 23, 2012. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

Vote By Internet
Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on Monday, April 23, 2012. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

Vote By Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to: CH Energy Group, Inc., c/o Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230-3200.

Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote By Internet Access the Website and cast your vote: www.cesvote.com	Vote By Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.
If you vote by telephone or by using the Internet, please do not send your proxy by mail.

è

ê Please fold and detach card at performation before mailing   ê

CH Energy Group, Inc.	Annual Meeting Proxy Card
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 24, 2012.

The undersigned hereby appoints JOHN E. GOULD, JAMES P. LAURITO and DENISE D. VANBUREN, or any one or more of them, as proxy with full power of substitution, to vote all shares of Common Stock owned of record by the undersigned on March 1, 2012, at the Annual Meeting of Shareholders of CH Energy Group, Inc. to be held at the office of the Corporation, located at 284 South Avenue, Poughkeepsie, New York, on April 24, 2012, or any adjournment or postponement thereof. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side of this proxy card. If this proxy card is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” Proposals No. 1, No. 2 and No. 3 as described in the Proxy Statement. In their discretion, the proxies are authorized to vote upon all such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, the terms of which are incorporated by reference, and revokes any proxy heretofore given with respect to such Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 24, 2012: The Corporation’s Proxy Statement and the Corporation’s Annual Report to Shareholders for the fiscal year ended December 31, 2011, are available at www.CHEnergygroup.com by selecting "Investor Relations," then selecting "Financial Reports," and then selecting "Annual Reports."

Signature(s)
Signature(s)
Date: ____________________________________________________________________ , 2012

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a partnership, please sign in partnership name by authorized person.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting of Shareholders.

CH ENERGY GROUP, INC. 2012 Annual Meeting of Shareholders

For the purpose of considering and acting upon three proposals, including (1) the election of nine Directors, (2) the advisory (non-binding) vote to approve named executive officer compensation, and (3) the ratification of the appointment of the Corporation’s independent registered public accounting firm, and such other business as may properly come before the meeting or any adjournment thereof.

Tuesday, April 24, 2012 10:30 a.m. Eastern Time CH Energy Group, Inc. 284 South Avenue Poughkeepsie, NY 12601-4839
Please Admit	Non-Transferable

é Please fold and detach Admission Ticket here. é

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form.  Participation is voluntary.  If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available.  The material will be presented in PDF format.  There is no cost to you for this service other than any charges imposed by your Internet provider.  Once you give your consent, it will remain in effect until you inform us otherwise in writing.  You may revoke your consent, or request paper copies of the material, at any time by notifying CH Energy Group, Inc. in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê   Please fold and detach card at performation before mailing    ê
CH Energy Group, Inc.	Annual Meeting Proxy Card
THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED WITH REGARD TO PROPOSALS NO. 1, NO. 2 AND NO. 3.  IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED “FOR” PROPOSALS NO. 1, NO. 2 AND NO. 3.

The Board of Directors recommends a vote “FOR” Proposals No. 1, No. 2 and No. 3.

Proposal No. 1. Election of nine Directors, each for a one-year term:

(1) Margarita K. Dilley	☐ FOR	☐ WITHHOLD	(5) E. Michel Kruse	☐ FOR	☐ WITHHOLD
(2) Steven M. Fetter	☐ FOR	☐ WITHHOLD	(6) Steven V. Lant	☐ FOR	☐ WITHHOLD
(3) Stanley J. Grubel	☐ FOR	☐ WITHHOLD	(7) Edward T. Tokar	☐ FOR	☐ WITHHOLD
(4) Manuel J. Iraola	☐ FOR	☐ WITHHOLD	(8) Jeffrey D. Tranen	☐ FOR	☐ WITHHOLD
			(9) Ernest R. Verebelyi	☐ FOR	☐ WITHHOLD

Proposal No. 2. Advisory (non-binding) vote to approve named executive officer compensation:				☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 3. Ratification of the appointment of the Corporation’s Independent Registered Public Accounting Firm:				☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.
☐ I / We will attend the Annual Meeting to be held in Poughkeepsie, New York.

Change of Address - please print new address below:	Comments - Please print your comments below:
IMPORTANT - THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.